Exhibit 10.34
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
TRUSTWAVE HOLDINGS, INC.,
AMBIRONTRUSTWAVE GOVERNMENT SOLUTIONS, INC.,
INTELLITACTICS INC.
AND
CERTAIN STOCKHOLDERS OF INTELLITACTICS INC.
March 1, 2010

i

ii.

iii.

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT	DESCRIPTION
A	Defined Terms
B	Certificate of Merger
C	[Intentionally Omitted]
D	Form of Stock Power
E	Form of Letter of Transmittal
F	Form of Bonus Release
G	Form of Key Employee Warrant Agreement
H	[Intentionally Omitted]
I	Form of Stockholders Agreement Amendment
J	Form of Investor Rights Agreement Amendment
K	Form of Confidentiality Agreement
L	Form of Restrictive Covenant Agreement
M	Form of General Release
N	Form of Opinion of Target’s Counsel
O	Form of Opinion of Purchaser’s Counsel
P	Preliminary Balance Sheet
Q	Standard Warranty Terms

SCHEDULE	DESCRIPTION
A	Stockholders
B	Employee Holders
C	Permitted Liens
D	The Software
1.5(a)	Pro-Rata Percentages
1.11	Covered Employee Stock Options
1.12	Assumed Warrants

iv.

SCHEDULE	DESCRIPTION
2.2(a)	Certain Accounting Principles
3.2	Target’s Deliveries
3.2-1	Certain Covered Employees
3.3	Purchaser’s Deliveries
4.1(a)	Target Foreign Qualifications
4.1(b)-1	IC Foreign Qualifications
4.1(b)-2	Liens on IC Capital Stock
4.1(d)	Certain Obligations
4.1(e)	Target Options
4.1(f)	Disqualified Individuals
4.1(g)	Warrants
4.1(h)	Certain Rights
4.1(i)	Certain Obligations
4.3	Target Conflicts
4.4	Books and Records Locations
4.6	Accounts Receivable
4.7	Undisclosed Liabilities
4.8	Certain Events
4.9(e)	Certain Written Notices
4.9(f)	Certain Tax Agreements
4.10	Certain Liens; Tangible Personal Property
4.11	Company Contracts
4.12	Certain Government Contracts
4.13	Leased Real Property
4.15	Litigation
4.16(a)	Labor Agreements
4.16(b)	Certain Contracts
4.16(c)	Employee Matters
4.16(d)	Personnel Documents
4.17	Employee Plans
4.20(a)	Intellectual Property
4.20(b)	Intellectual Property Exceptions
4.20(c)	Royalties
4.21	Licenses
4.22	Insurance
4.23	Customers
4.24	Related Party Transactions
4.28	Indebtedness for Borrowed Funds
4.29	Bank Accounts
4.30	Foreign Trade
5.1	Seller Commitments
5.4	Seller Conflicts
5.5	Seller Litigation
6.1	Purchaser Subsidiaries
6.3	Purchaser Conflicts
6.4(a)	Purchaser Obligations

v.

SCHEDULE	DESCRIPTION
6.4(c)	Purchaser Warrants
6.5	Purchaser Financial Statements
6.6	Certain Purchaser Government Contracts
6.7	Purchaser Litigation
6.9	Purchaser Undisclosed Liabilities
6.10	Purchaser Certain Events
6.11	Purchaser Related Party Transactions
6.15	Purchaser Intellectual Property
7.4	Certain Termination Arrangements
7.6(a)	Tax Return Principles
11.5	Notice Addresses

vi.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 1, 2010, by and among TrustWave Holdings, Inc., a Delaware corporation (“Purchaser”), AmbironTrustWave Government Solutions, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Intellitactics Inc., a Delaware corporation (“Target”), Lazard Technology Partners II LP (“LTP II”), JMI Equity Fund IV, L.P. (“Equity Fund”), JMI Equity Fund IV (AI), L.P. (“AI”), JMI Euro Equity Fund IV, L.P. (“Euro”), JMI Equity Side Fund, L.P. (“Side Fund”), JMI Incubator Fund, L.P. (“Incubator”), JMI Incubator Fund (QP), L.P. (“QP” and, together with LTP II, Equity Fund, AI, Euro, Side Fund and Incubator, the “Sellers”). Capitalized terms used in this Agreement are referenced in the attached Exhibit A.
RECITALS
     A. Target owns all of the issued and outstanding capital stock of Intellitactics Inc., an Ontario, Canada corporation (“IC” and, together with Target, individually a “Company” and, collectively, the “Companies”).
     B. The Companies are engaged in the business of providing its customers with security information and event management software solutions (the “Business”).
     C. The stockholders of Target listed on the attached Schedule A (individually a "Stockholder” and collectively, the “Stockholders”), in the aggregate, own all of the issued and outstanding capital stock of Target.
     D. The Boards of Directors of Target, Purchaser and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Purchaser acquire Target by the merger of Merger Sub with and into the Target (the “Merger”), with the Target being the surviving corporation in accordance with the Delaware General Corporation Law (the “Delaware Law"), and that Target, Purchaser and Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions provided for in this Agreement.
     E. In furtherance thereof, the Boards of Directors of Target, Purchaser (on its own behalf and as the sole stockholder of Merger Sub) and Merger Sub have approved the Merger.
     F. The Sellers own, in the aggregate, all of the issued and outstanding shares of Target Series B Preferred Stock, Target Series D Preferred Stock, Target Series E Preferred Stock, Target Series F Preferred Stock and Target Series G Preferred Stock.
     G. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Target Series B Preferred Stock, Target Series D Preferred Stock, Target Series E Preferred Stock, Target Series F Preferred Stock and Target Series G Preferred Stock shall be converted into shares of the Class A Voting Common Stock, $0.0001 par value, of Purchaser (the “Purchaser Common Stock”), as set forth herein.

     H. The employees of Target listed on the attached Schedule B (collectively, the "Employee Holders”) have been granted rights pursuant to the Key Employee Plan (the “Employee Rights”) entitling them to certain payments in connection with the consummation of the Merger.
     I. Target, Purchaser, Merger Sub and Sellers desire to make certain representations and warranties and other agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
     1.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B, and in accordance with the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser immediately following the Merger (hereinafter sometimes referred to as the “Surviving Corporation”).
     1.2. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.3. Certificate of Incorporation; Bylaws.
     (a) At the Effective Time, the Target shall amend the Certificate of Incorporation so as to be in the form attached to the Certificate of Merger and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation.
     (b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.
     1.4. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

     1.5. Effect on Capital Stock. By virtue of the Merger and without any action on the part of Purchaser, Target, Merger Sub, Sellers or the holders of any of the following securities:
     (a) Conversion of Target Capital Stock. At the Effective Time, all of the shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Target Capital Stock cancelled pursuant to Section 1.5(b) and Dissenting Shares whose appraisal rights are being exercised pursuant to Section 1.13) will be cancelled and extinguished and be converted automatically into the right to receive, in the aggregate an amount equal to the Seller Base Number of shares of Purchaser Common Stock (the “Merger Payment”). The Merger Payment shall be allocated among Sellers such that each Seller receives his, her or its Pro-Rata Percentage of the Seller Base Number of shares of the Merger Payment.
     (i) The “Base Number” shall equal 7,000,000, minus the sum of (A) the quotient obtained by dividing (I) the amount, if any, by which the Closing Net Asset Position is more negative than negative $1,013,640, by (II) $5.00, plus (B) the quotient obtained by dividing (I) the amount, if any, by which the Closing Net Asset Position is more negative than negative $1,213,640, by (II) $0.79, in each case subject to any adjustments made pursuant to Section 1.5(f).
     (ii) The “Merger Consideration” shall mean the Base Number of shares of Purchaser Common Stock.
     (iii) The “Pro-Rata Percentage” for each Seller shall be the percentage set forth to the right of such Seller’s name under the column labeled Pro-Rata Percentage on the attached Schedule 1.5(a).
     (iv) The “Seller Base Number” shall equal the Base Number multiplied by 89.4523857%.
     (b) Cancellation of Target Common Stock, Series C Preferred Stock and Treasury Stock. At the Effective Time, all shares of Target Common Stock and Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time and all shares of Target Capital Stock owned by Target as treasury stock, shall be cancelled and extinguished without any conversion thereof. Promptly following the Effective Time Purchaser or the Surviving Corporation shall request that each Stockholder deliver to Purchaser the certificate or certificates which immediately prior to the Effective Time represented all of the outstanding shares of Target Common Stock and Series C Preferred Stock owned by such Stockholder, together in each case with a duly completed and validly executed stock power, in the form attached hereto as Exhibit D (each, a “Stock Power”).
     (i) The “Certificate of Incorporation” shall mean the Fourth Amended and Restated Certificate of Incorporation of Intellitactics Inc., as filed with the Delaware Secretary of State on November 10, 2008, as amended through the date hereof.

     (ii) The “Target Capital Stock” shall mean, collectively, the Target Common Stock and the Target Preferred Stock.
     (iii) The “Target Common Stock” shall mean the Common Stock, par value $0.001 per share, of Target.
     (iv) The “Target Preferred Stock” shall mean the Target Series B Preferred Stock, the Target Series C Preferred Stock, the Target Series D Preferred Stock, the Target Series E Preferred Stock, the Target Series F Preferred Stock and the Target Series G Preferred Stock.
     (v) The “Target Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
     (vi) The “Target Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
     (vii) The “Target Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.001 per share, of the Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
     (viii) The “Target Series E Preferred Stock” shall mean the Series E Preferred Stock, par value $0.001 per share, of the Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
     (ix) The “Target Series F Preferred Stock” shall mean the Series F Preferred Stock, par value $0.001 per share, of the Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
     (x) The “Target Series G Preferred Stock” shall mean the Series G Preferred Stock, par value $0.001 per share, of the Target with the designations, powers, preferences and rights set forth in the Certificate of Incorporation.
     (c) Target Stock Option Plan. At the Effective Time, all options to purchase Target Capital Stock then outstanding under the Target Stock Option Plan shall be cancelled in accordance with Section 1.11.
     (d) Target Warrants. At the Effective Time, all warrants to purchase Target Capital Stock then outstanding shall be cancelled or assumed in accordance with Section 1.12.
     (e) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock, $0.0001 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     (f) Adjustments. The Base Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof, so as to provide Sellers and Purchaser the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.
     (g) No Fractional Shares. Notwithstanding any other provision in this Agreement to the contrary, no fraction of a share of Purchaser Common Stock will be issued and all issuances of Purchaser Common Stock will be rounded down to the nearest whole number of shares of Purchaser Common Stock.
     1.6. Exchange Procedures.
     (a) Surrender of Target Preferred Stock. No later than the Effective Time, each Seller shall deliver to Purchaser a duly completed and validly executed letter of transmittal, in the form attached hereto as Exhibit E (each, a “Letter of Transmittal”), together with the certificate or certificates (the “Preferred Certificates”) which immediately prior to the Effective Time represented all of the outstanding shares of Target Preferred Stock owned by such Seller and a duly completed and validly executed Stock Power with respect to such shares. Until so surrendered, each outstanding Preferred Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Purchaser Common Stock into which the shares of Target Preferred Stock evidenced thereby shall have been so converted in accordance with Section 1.5.
     (b) Delivery of Merger Payment. At the Closing, Purchaser shall deliver to the Agent on behalf of each Seller, in exchange for the Target Preferred Stock surrendered by such Seller, a certificate representing the number of whole shares of Purchaser Common Stock equal to the Preliminary Seller Base Number multiplied by the Pro-Rata Percentage for each such Seller. The Agent shall retain custody of such certificates until the True-Up Date, at which time the Agent shall either:
     (i) if the Base Number is greater than the Preliminary Base Number, deliver each such certificate to the Seller to whom it belongs, or
     (ii) if the Base Number is less than the Preliminary Base Number, deliver such certificates to Purchaser so that Purchaser may issue and deliver to each Seller new certificates representing the number of shares of Purchaser Common Stock to which such Seller is entitled following the reduction in the number of shares contemplated by clause (II) of Section 2.1(b).
     (c) Distributions With Respect to Unexchanged Target Preferred Stock. No dividends or other distributions with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Target Preferred Stock with respect to the shares of Purchaser Common Stock represented thereby until the holder of record of such Target Preferred Stock shall surrender such Target Preferred Stock. Subject to applicable Rules, following surrender of any such Target Preferred Stock, there shall be paid to the record holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.6(d)) with respect to such shares of Purchaser Common Stock.
     (d) Transfers of Ownership. If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which the Target Preferred Stock surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Target Preferred Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Purchaser Common Stock in any name other than that of the registered holder of the Target Preferred Stock surrendered, or established to the reasonable satisfaction of Purchaser or any agent designated by it that such Tax has been paid or is not payable.
     (e) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Rule.
     1.7. No Further Ownership Rights in Target Preferred Stock. All shares of Purchaser Common Stock issued upon the surrender for exchange of Target Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Target Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Target Preferred Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.
     1.8. Lost, Stolen or Destroyed Preferred Certificates. In the event any Preferred Certificate shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Preferred Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Purchaser Common Stock as may be required pursuant to Section 1.5; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Preferred Certificate to deliver to Purchaser a lost note affidavit, in form and substance reasonably satisfactory to Purchaser, which includes an indemnity against any Claim that may be made against Purchaser or the Surviving Corporation with respect to the Preferred Certificate alleged to have been lost, stolen or destroyed.
     1.9. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
     1.10. Withholding Rights. Purchaser shall be entitled to deduct and withhold from the number of shares of Purchaser Common Stock otherwise deliverable under this Agreement, such amounts as Purchaser is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax Rule. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to each Seller in respect of which such deduction and withholding was made by Purchaser. To the extent Purchaser determines that withholding is required with respect to certain amounts of the number of shares of Purchaser Common Stock, Sellers shall use reasonable efforts to provide Purchaser with withholding certificates or other required certifications. Withholding with respect to Purchaser Common Stock shall be made based upon a value per share of Purchaser Common Stock as mutually agreed upon by the parties.
     1.11. Target Stock Options. At the Effective Time, each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be cancelled. At or prior to the Closing, Target shall take all actions required to cancel each outstanding option to purchase shares of Target Capital Stock under the Target Stock Option Plan upon the closing of the Merger or the transactions contemplated hereby. Within the later of (a) 30 calendar days after the Effective Time, and (b) 10 calendar days after Purchaser’s Board of Directors adopts an independent, third party valuation of Purchaser Common Stock as of the Closing Date, but in any event as soon as reasonably practicable and no later than 90 calendar days after the Closing Date, Purchaser will issue options to purchase Purchaser Common Stock under the Purchaser Stock Option Plan to those of the Covered Employees, on such terms, as is set forth on the attached Schedule 1.11. At or prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the issued options remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such options.
     1.12. Target Warrants. At the Effective Time, each outstanding warrant to purchase shares of Target Capital Stock, whether vested or unvested, will be cancelled, other than the warrants issued to ORIX Venture Finance LLC described in Schedule 1.12 (the “Assumed Warrants”), which shall be assumed by Purchaser in accordance with the terms of Assumed Warrants and shall represent the right to purchase the number of shares of Purchase Common Stock, at the exercise price, in each case as set forth on Schedule 1.12. At or prior to the Closing, Target shall take all actions required to cancel each outstanding warrant to purchase shares of Target Capital Stock, other than the Assumed Warrants, upon or prior to the closing of the Merger or the transactions contemplated hereby.
     1.13. Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to and has properly exercised and perfected appraisal rights pursuant to Section 262 of the Delaware Law (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into the right to receive any of the Merger Payment, if applicable, but instead shall have such rights as may be available under the Delaware Law. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the Delaware Law; provided, however, that if any such Stockholder shall have failed to perfect or shall effectively withdraw or lose its right to appraisal and payment under the Delaware Law, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, such stockholder’s shares of Target Capital Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable portion of the Merger Payment pursuant to Section 1.5, if any, and such shares of Target Capital Stock shall no longer be Dissenting Shares. Target shall give Purchaser prompt notice identifying those Stockholders who did not vote in favor of the Merger or consent thereto in writing. Promptly following Stockholder approval of the Merger, Purchaser or the Surviving Corporation shall prepare and deliver to the Stockholders all written notices required to be delivered in accordance with Sections 228, 251 and 262 of the Delaware Law, in forms reasonably acceptable to the Agent. Prior to the Effective Time, (i) Target shall have the right to control the negotiations, proceedings and any settlement of any such demands, (ii) Target shall give Purchaser prompt notice of any demands received by Target for appraisal of shares of Target Capital Stock and (iii) Purchaser shall have the right to participate in all negotiations, proceedings and settlements with respect to such demands. On and after the Effective Time, (a) Purchaser shall give the Agent prompt notice of any demands for appraisal received by the Surviving Corporation, (b) so long as (I) the Agent can demonstrate that it has sufficient amounts which may be used in connection with such demand for appraisal to (A) defend such demand for appraisal, and (B) defend all other demands for appraisal then pending which the Agent is defending pursuant to this Section 1.13 and defend all Third Party Claims then pending which the Agent is defending pursuant to Section 8.8, and (II) the Agent has acknowledged in writing to Purchaser the Sellers’ unconditional obligation to indemnify Purchaser for such demand for appraisal, the Agent shall have the right to control the negotiations, proceedings and any settlement of any such demands for appraisal; provided that the Agent shall not settle or compromise any such demand for appraisal without the prior written consent of Purchaser if pursuant to or as a result of such settlement, such settlement would lead to Liability or create any financial or other obligation on the part of any Purchaser Protected Party for which such Purchaser Protected Party is not entitled to be indemnified pursuant to Section 8.3 and (c) Purchaser shall have the right to participate in all negotiations, proceedings and settlements with respect to such demands.
     1.14. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
     1.15. The Agent. For purposes of this Agreement and all actions and decisions to be made by the Agent pursuant to this Agreement, JMI Associates IV, LLC (the “Agent”), shall be the representative and agent of Sellers to act on their behalf, and Purchaser and its Affiliates shall be entitled to rely exclusively on the acts and omissions of the Agent with respect to actions to be taken by, or inferences from omissions of, any Seller. Sellers may (or if JMI Associates IV, LLC should at any time choose not to serve, or be unable to serve, as the Agent, shall), at any time and from time to time, by written notice delivered to Purchaser executed by Sellers who held Target Preferred Stock or Employee Rights representing, in the aggregate, at least a majority of the Pro-Rata Percentages immediately prior to the Closing, appoint a replacement Agent; provided, however, that such new person shall not be deemed the Agent for purposes of this Agreement until Purchaser has received such written notice.
     1.16. Transfer Restrictions. In addition to any restrictions contained in the Purchaser Stockholder Agreement, without the prior written consent of Purchaser, no Seller may sell, assign, transfer, pledge, hypothecate or otherwise dispose of (a “Transfer”), by operation of law or otherwise, to any Person any shares of Purchaser Common Stock owned or held by such Seller until the later of (i) the earlier of (A) the Cut-Off Date and (B) the date that a Change of Control of Purchaser is consummated and (ii) and the date that a Purchaser Capital Transaction is consummated; provided that such written consent shall not be required for:
     (a) a Transfer in accordance with the provisions of Section 3.3 or 3.6 of the Purchaser Stockholder Agreement, so long as either (i) after such Transfer, the transferring Seller continues to own and hold no less than fifteen percent (15%) of the shares of Purchaser Common Stock into which such Seller’s Target Capital Stock was converted at the Effective Time pursuant to Section 1.5, or (ii) a portion of the proceeds of such Transfer equal to the then Current Value of fifteen percent (15%) of the shares of Purchaser Common Stock into which such Seller’s Target Capital Stock was converted at the Effective Time pursuant to Section 1.5 is escrowed through the later of the Cut-Off Date and the date that a Purchaser Capital Transaction is consummated with an escrow agent, and pursuant to an escrow agreement, in each case reasonably satisfactory to Purchaser, as security for the obligations of the transferring Seller pursuant to this Agreement, including the obligations pursuant to Article VIII and this Section 1.16; or
     (b) a Transfer by a Seller to a single Affiliate of such Seller which is a private equity fund of all of the shares of Purchaser Common Stock owned or held by such Seller, so long as the transferee assumes all of the obligations of the transferring Seller pursuant to this Agreement, including the obligations pursuant to Article VIII and this Section 1.16.

     1.17. Key Employee Bonuses.
     (a) By no later than the Effective Time, Target shall have terminated the Key Employee Plan in accordance with the terms thereof. At the Effective Time, Target shall deliver to Purchaser a release, in the form attached hereto as Exhibit F (the “Bonus Release”), duly executed by each Employee Holder, releasing the Purchaser Protected Parties from any Liability or obligation to such Employee Holder pursuant to the Key Employee Plan.
     (b) Within the later of (I) 30 calendar days after the Effective Time, and (II) 10 calendar days after Purchaser’s Board of Directors adopts an independent, third party valuation of Purchaser Common Stock as of the Closing Date (the “Independent Valuation”), but in any event as soon as reasonably practicable and no later than 90 calendar days after the Closing Date, Purchaser will issue (A) to each Employee Holder, and deliver to the Agent on behalf of each Employee Holder, either one or more warrant agreements in the form attached hereto as Exhibit G (“Key Employee Warrant Agreements”) to purchase a number of shares of Purchaser Common Stock equal to such Employee Holder’s Bonus Pro-Rata Percentage of the Preliminary Bonus Base Number, and (B) to Gary Greenfield (“Greenfield”), in addition to any Key Employee Warrant Agreements to which he is entitled pursuant to clause (A) of this Section 1.17(b), one or more Key Employee Warrant Agreements to purchase a number of shares of Purchaser Common Stock equal to Greenfield’s Special Bonus Pro-Rata Percentage of the Preliminary Bonus Base Number, in each such case which warrants are fully exercisable from and after the date of their issuance through the tenth (10th) anniversary of their issuance without regard to whether the applicable Employee Holder remains an employee or independent contractor of Purchaser or any of its Affiliates. The Agent shall retain custody of such Key Employee Warrant Agreements until the True-Up Date, at which time the Agent shall either:
     (i) if the Base Number is greater than the Preliminary Base Number, deliver each such Key Employee Warrant Agreements to the Employee Holders to whom they belong, or
     (ii) if the Base Number is less than the Preliminary Base Number, deliver such Key Employee Warrant Agreements to Purchaser so that Purchaser may issue and deliver to each Employee Holder new Key Employee Warrant Agreements representing the right to purchase the number of shares of Purchaser Common Stock to which such Employee Holder is entitled following the reduction contemplated by clause (ii) of Section 1.17(c).
     (c) On the True-Up Date, (i) if the Bonus Base Number is greater than the Preliminary Bonus Base Number, Purchaser shall deliver (A) to each Employee Holder a Key Employee Warrant Agreement representing the right to purchase a number of shares of Purchaser Common Stock equal to such Employee Holder’s Bonus Pro-Rata Percentage of such excess, and (B) to Greenfield, in addition to any Key Employee Warrant Agreements to which he is entitled pursuant to clause (A) of clause (i) of this Section 1.17(c), to Greenfield a Key Employee Warrant Agreement representing the right to purchase a number of shares of Purchaser Common Stock equal to Greenfield’s Special Bonus Pro-Rata Percentage of such excess, and (ii) if the Bonus Base Number is less than the Preliminary Bonus Base Number, (A) each Employee Holder, severally and not jointly, shall have the number of shares of Purchaser Common Stock purchasable pursuant to the Key Employee Warrant Agreement previously delivered to the Agent on his or her behalf pursuant to clause (A) of Section 1.17(b) reduced (through the mechanism described in Section 1.17(b)(ii)) by a number of shares of Purchaser Common Stock equal to such Employee Holder’s Bonus Pro-Rata Percentage of such deficit, and (B) Greenfield, in addition to any reductions pursuant to clause (A) of clause (ii) of this Section 1.17(c), shall have the number of shares of Purchaser Common Stock purchasable pursuant to the Key Employee Warrant Agreement previously delivered to the Agent on his behalf pursuant to clause (B) of Section 1.17(b) reduced (through the mechanism described in Section 1.17(b)(ii)) by a number of shares of Purchaser Common Stock equal to Greenfield’s Special Bonus Pro-Rata Percentage of such deficit.
     (d) At or prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the issued warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such warrants.
     (e) For purposes of this Section 1.17,
     (i) The “Bonus Base Number” shall equal the (A) Base Number, multiplied by (B) 10%, multiplied by (C) one plus a fraction, (I) the numerator of which is the Bonus Strike Price, and (II) the denominator of which is 4 minus the Bonus Strike Price.
     (ii) The “Bonus Pro-Rata Percentage” for each Employee Holder shall be the percentage set forth to the right of such Employee Holder’s name under the column labeled Pro-Rata Percentage on the attached Schedule B.
     (iii) The “Bonus Strike Price” shall equal the value of one share of Purchaser Common Stock as of the Closing Date as set forth in the Independent Valuation.
     (iv) The “Preliminary Bonus Base Number” shall equal the (A) Preliminary Base Number, multiplied by (B) 10%, multiplied by (C) one plus a fraction, (I) the numerator of which is the Bonus Strike Price, and (II) the denominator of which is 4 minus the Bonus Strike Price.
     (v) The “Special Bonus Pro-Rata Percentage” for Greenfield shall be 0.5476143%.
     (f) Purchaser shall indemnify and hold harmless each Employee Holder from and against (1) any additional Tax (including interest penalties) imposed on such Employee Holder pursuant to Section 409A(a)(1)(B) of the Code (and any comparable state Tax provisions), and (2) any federal, state, and local Taxes triggered by the accelerated recognition of taxable income under Section 409A(a)(1)(A) of the Code and receipt of the indemnity payment under this Section 1.17(f), in the case of clauses (1) or (2) above to the extent such Tax is attributable to such Employee Holder’s receipt of Key Employee Warrant Agreements or Key Employee Warrants or indemnity payments under this Section 1.17(f); provided, however, that such indemnification shall only be available to the extent that Target has complied with the covenants contained in Section 1.17(a), and the Employee Holder’s obligation to pay the Taxes described in clauses (1) or (2) above did not arise out of Target’s breach of Section 1.17(a). The payment of any amounts under this Section 1.17(f) shall be made in a manner consistent with Section 409A of the Code and Section 1.409A-3(i)(1)(j)(v) of the Treasury Regulations (or any successor thereto). The provisions of this Section 1.17(f) are intended to be for the benefit of, and shall be enforceable by, each Employee Holder and their respective heirs and representatives.
     1.18. Transfer of Certain Intellectual Property. By no later than immediately prior to the Closing, Target shall cause IC to (a) form a new Nova Scotia Unlimited Liability Company (“Newco”) as a wholly-owned subsidiary of IC, and (b) contribute to Newco all of the Company Intellectual Property owned or held by IC immediately prior to the Closing, in each case pursuant to documents prepared by Purchaser which are reasonably acceptable to Target.
ARTICLE II.
MERGER CONSIDERATION REDUCTIONS.
     2.1. Closing Net Asset Position Reconciliation. On the date (the “True-Up Date”) which is the fifteenth day following the date on which Purchaser and the Agent have either agreed to the Closing Net Asset Position or completed the dispute resolution procedure described in Section 2.2 below, (I) if the Seller Base Number is greater than the Preliminary Seller Base Number, Purchaser shall deliver to each Seller a certificate representing a number of shares of Purchaser Common Stock equal to such Seller’s Pro-Rata Percentage of such excess; provided that no certificates shall be delivered pursuant to this Section 2.1 to the holder of any unsurrendered Target Preferred Stock until the holder of record of such Target Preferred Stock shall surrender such Target Preferred Stock, and (II) if the Seller Base Number is less than the Preliminary Seller Base Number, each Seller, severally and not jointly, shall be liable to deliver to Purchaser (through the mechanism described in Section 1.6(b)(ii)) a number of shares of Purchaser Common Stock equal to such Seller’s Pro-Rata Percentage of such deficit.
     2.2. Closing Date Balance Sheet.
     (a) As soon as reasonably practical after the Closing (but in any event no later than the earlier of (i) 10 calendar days after Purchaser receives the audited Closing Date Balance Sheet from Grant Thornton, LLP, and (ii) 120 calendar days after the Closing), Purchaser, at its cost and expense, shall prepare and close the financial books and records of the Companies as of 11:59 p.m., Chicago time, on the day prior to the Closing Date, and, based on such books and records, shall prepare and deliver, or cause to be prepared and delivered, to the Agent, a balance sheet, dated as of the effective date of the Closing (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied in accordance with past practices of the Companies (except for the absence of footnotes), and shall present fairly the financial condition of the Companies, on a consolidated basis, as of the close of business on the Closing Date, except that the Closing Date Balance Sheet shall be prepared in accordance with the principles set forth on the attached Schedule 2.2(a).
     (b) Purchaser shall deliver to the Agent the Closing Date Balance Sheet and include therein Purchaser’s calculation of the Closing Net Asset Position and the Base Number. If the Agent objects to the Closing Date Balance Sheet, including the Closing Net Asset Position or the Base Number calculation, provided to it by Purchaser, then within 30 calendar days of its receipt of the Closing Date Balance Sheet, the Agent shall give written notice in reasonable detail (the “Notice”) of its objections to Purchaser. During such 30-day period, Purchaser and Purchaser’s accountants shall give the Agent and its accountants access, upon reasonable notice and during normal business hours, to all books, records and work papers of the Companies, Purchaser and its accountants related to the preparation of the Closing Date Balance Sheet and calculation of the Closing Net Asset Position and the Base Number. If Purchaser has not received the Notice within such 30-day period, Sellers shall be deemed to have no objection to the Closing Date Balance Sheet and the Closing Date Balance Sheet shall become final and binding on the parties hereto for all purposes of this Agreement. The parties shall negotiate in good faith to resolve any disputes as promptly as practicable. If the parties are unable to resolve all disputes within twenty calendar days of receipt by Purchaser of the Notice, then only the unresolved disputes shall be submitted to an independent certified public accounting firm mutually agreed to by the parties which has not represented and has no relationship with either party, utilizing partners that have not represented and have no relationship with either party (the “Independent Accountant”). The parties shall be entitled to provide the Independent Accountant with supporting documentation in connection with resolution of such disputes. The Independent Accountant shall, within 30 calendar days of its engagement, provide a final and conclusive resolution of all unresolved disputes and shall conform the Closing Date Balance Sheet accordingly. All references in this Agreement to the Closing Date Balance Sheet shall mean the Closing Date Balance Sheet as modified pursuant to this resolution procedure, and the resolution of the Independent Accountant shall be binding on the parties hereto, except that the foregoing shall not limit or prohibit a party from asserting a Claim and obtaining relief on account of any breach of a representation, warranty or covenant contained in this Agreement. The fees and expenses of the Independent Accountant shall be borne by the parties in an amount proportionate to the dollar amount contested and not awarded to each such party as a percentage of the total dollar amount contested by the parties, as determined by the Independent Accountant.

     2.3. Closing Net Asset Position. As used herein, the term “Closing Net Asset Position” shall mean the amount by which the current assets of the Companies exceed the total liabilities of the Companies (excluding deferred revenues), in each case on a consolidated basis as reflected on the Closing Date Balance Sheet.
ARTICLE III.
CLOSING.
     3.1. Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of executed documents, with Target’s and Sellers’ documents being transmitted from Morrison & Foerster LLP in McLean, Virginia, and Purchaser’s documents being transmitted from Kaye Scholer LLP in Chicago, Illinois, at 10:00 a.m. (CST), on the date hereof, or such other time or date agreed upon by the parties (the “Closing Date”). In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).
     3.2. Target’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Purchaser’s deliveries hereunder, Target shall deliver to Purchaser the documents, certificates and instruments listed in Schedule 3.2, all in form and substance reasonably satisfactory to Purchaser and its counsel.
     3.3. Purchaser’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Target’s deliveries hereunder, Purchaser shall deliver to the Agent the documents, certificates and instruments listed in Schedule 3.3, all in form and substance reasonably satisfactory to Target and its counsel.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF TARGET.
     Target represents and warrants to Purchaser and Merger Sub as follows. The following representations and warranties are qualified by the exceptions set forth in the Schedules to this Article IV only (i) to the extent an exception expressly refers to the specific representations and warranties which it qualifies or (ii) to the extent by the nature of the disclosure, a reasonable person would believe that such disclosure should be applicable to any other representation or warranty, regardless of whether or not such exception contains an express cross-reference to any such other representations and warranties. The inclusion of any item in the Schedules does not constitute an admission of liability with respect to any Claims or an admission that any breach, violation, default or event of default exists with respect to any Company Contract.
     4.1. Organization of the Companies; Capitalization.
     (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as is currently conducted, and to execute this Agreement and to perform the transactions contemplated herein. Target has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of the Business or the nature and location of its assets requires such qualification except where the absence of such qualification would not have a Material Adverse Effect on Target, all as set forth in Schedule 4.1(a). Except for IC and Newco, Target does not have any subsidiary or any other equity interest or investment in any Person.
     (b) IC is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as is currently conducted. IC has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of the Business or the nature and location of its assets requires such qualification except where the absence of such qualification would not have a material adverse effect on the business, financial condition or operations of IC, all as set forth in Schedule 4.1(b)-1. Other than Newco, IC does not have any subsidiary or any other equity interest or investment in any Person. The authorized capital stock of IC consists of an unlimited number of Class A common shares and an unlimited number of Class B special shares, of which there are 2,484,441 Class A common shares issued and outstanding and no Class B special shares issued and outstanding. Except as set forth in Schedule 4.1(b)-2, Target is the record and beneficial owner and holder of all of the issued and outstanding capital stock of IC, free and clear of all Liens (other than restrictions on the transferability of securities arising under applicable laws), there are no other outstanding shares of capital stock or voting securities, and no outstanding commitments to issue any shares of capital stock or voting securities, of IC and there are no other options, warrants, calls, rights, commitments or agreements of any character to which either Company is a party or by which it is bound obligating either Company to, after the date hereof, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of IC or obligating IC to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.
     (c) The authorized capital stock of Target consists of (i) 25,000,000 shares of Target Common Stock, of which there are 1,166,163 shares issued and outstanding, (ii) 2,157,632 shares of Target Series B Preferred Stock, of which there are 2,157,632 shares issued and outstanding, (iii) 326,709 shares of Target Series C Preferred Stock, of which there are 326,709 shares issued and outstanding, (iv) 6,200,330 shares of Target Series D Preferred Stock, of which there are 6,200,330 shares issued and outstanding, (v) 2,478,648 shares of Target Series E Preferred Stock, of which there are 2,478,648 shares issued and outstanding, (vi) 2,481,859 shares of Target Series F Preferred Stock, of which there are 1,996,893 shares issued and outstanding, and (vii) 898,614 shares of Target Series G Preferred Stock, of which there are 855,823 shares issued and outstanding. The Stockholders are the record and beneficial owners and holders of the Target Common Stock and the Target Preferred Stock, in the amounts shown on Schedule A, free and clear of all Liens (other than restrictions on the transferability of securities arising under applicable laws).

     (d) Except as listed on Schedule B, there are no other outstanding shares of capital stock or voting securities, and no outstanding commitments to issue any shares of capital stock or voting securities, in each case of Target other than (i) pursuant to the exercise of options outstanding under the Intellitactics Inc. Stock Incentive Plan (the “Target Stock Option Plan”), or (ii) pursuant to the Warrants. Except for the rights created pursuant to this Agreement, the Certificate of Incorporation, the Target Stock Option Plan and the Warrants, Target’s rights to repurchase any unvested shares under the Target Stock Option Plan or the stock option agreements thereunder and as set forth in Schedule 4.1(d), there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to, after the date hereof, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. At or prior to the Effective Time, all outstanding, unexercised options and all of the Warrants other than the Assumed Warrants will have been cancelled or otherwise terminated.
     (e) Schedule 4.1(e) hereto sets forth a true and complete list of all holders of outstanding options under the Target Stock Option Plan, including the number of shares of Target Common Stock and Target Preferred Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. As of the date hereof, (i) Target has reserved 3,901,303 shares of Target Common Stock for issuance to employees, consultants and directors pursuant to the Target Stock Option Plan, of which 292,508 shares have been issued pursuant to option exercises, 982,967 shares have been issued pursuant to restricted stock agreements and 2,395,192 shares are subject to outstanding, unexercised options.
     (f) Schedule 4.1(f) contains a list of all persons whom Target reasonably believes are, with respect to the Target and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
     (g) Schedule 4.1(g) sets forth a true and complete list of all outstanding warrants to purchase any Target Capital Stock (collectively, the “Warrants”), including the holders thereof, number of shares of Target Capital Stock subject to each such warrant, the exercise price per share and the term of each such warrant.
     (h) Except as set forth in Schedule 4.1(h), all outstanding shares of Target Capital Stock are, or will be, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights or rights of first refusal created by statute, the Organizational Documents of Target or any agreement to which Target is a party or by which it is bound.
     (i) Except as set forth in Schedule 4.1(i), there are no contracts, commitments or agreements relating to voting, purchase or sale of Target’s capital stock between or among Target and any of its stockholders and, to the best of Target’s knowledge, between or among any of Target’s stockholders, in any such case which will be in effect after the Effective Time. Assuming the accuracy of certain representations and warranties made by the holders thereof to Target in connection with the issuance thereof, the shares of Target Capital Stock issued under the Target Stock Option Plan, as amended and under all prior versions thereof, have either been registered under the Securities Act or were issued in transactions which qualified for exemptions under, either Section 4(2) of, or Rule 701 under, the Securities Act for stock issuances under compensatory benefit plans. At or prior to the Effective Time, all of the Contracts listed as Items 1 and 2 on Schedule 4.1(i) will have been cancelled or otherwise terminated.
     4.2. Authority Relative to Agreement. Target has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Target of its obligations hereunder have been duly authorized by its Board of Directors, and no other proceedings on the part of Target are necessary to authorize such execution, delivery and performance other than the approval and adoption of this Agreement and approval of the Merger by the Stockholders. This Agreement has been duly executed by Target and constitutes the valid and legally binding obligation of Target enforceable against Target in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.
     4.3. Absence of Conflicts. Except as set forth in Schedule 4.3, the execution and delivery of this Agreement, the performance by Target of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate, or constitute a breach or default under, any provisions of either Company’s Organizational Documents, (b) require the consent of any third party (including any Governmental Authority), (c) result in the creation or imposition of any Lien upon the Target Capital Stock or any of the Company Assets (other than Permitted Liens), (d) violate any Rule or Judgment to which either Company or any of the Company Assets may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which either Company or any of the Company Assets may be bound or affected.
     4.4. Books and Records. The Companies’ books and records, customer lists and records, vendor lists and records, Tax Returns and other Tax records, wherever located (collectively, the “Designated Books and Records”), are accurate and complete and have been maintained in the Companies’ usual, regular and ordinary manner, in accordance with GAAP, consistently applied in accordance with past practices of the Companies, where applicable, and all transactions of the Companies are properly reflected therein. The Companies’ studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, and other similar materials, microfilm, microfiche, computer and other records, and all similar data, documents and items, wherever located (collectively, the “Other Books and Records” and, together with the Designated Books and Records, the “Books and Records”), have been maintained in the Companies’ usual, regular and ordinary manner, consistent with past practices. The minute books of the Companies contain accurate and complete records of all material actions taken by the stockholders, board of directors and committees of the board of directors of each Company. Except as set forth in Schedule 4.4, all Designated Books and Records are located at the Leased Real Property.
     4.5. Financial Statements. Target has delivered to Purchaser accurate and complete (i) copies of the audited consolidated balance sheets of the Companies as of the last day of each of the two fiscal years of the Companies for the periods ended December 31, 2008 and 2007, respectively, together with the related consolidated statements of income, stockholders’ equity and changes in cash flow for such fiscal years, and the notes thereto, in each case accompanied by the unqualified opinion thereon of Target’s independent public accountants (“Historical Statements”), and (ii) copies of the unaudited consolidated balance sheet of the Companies as of December 31, 2009 (the balance sheet of the Companies as of December 31, 2009 (the “Balance Sheet Date”) being referred to as the “Balance Sheet”), together with the related unaudited consolidated statements of income, stockholders’ equity and changes in cash flow for the 12-month period ended on such date, (“Interim Statements” and, together with the Historical Statements, the “Financial Statements”). The Financial Statements, including the notes to the Historical Statements, (a) were prepared in accordance with GAAP, applied on a basis consistent with prior periods (except, in the case of the Interim Statements, for immaterial year-end and audit adjustments and the absence of notes thereto), (b) present fairly the consolidated financial position, results of operations and changes in cash flows of the Companies as of such dates and for the periods then ended, and (c) are accurate, correct and complete and were prepared in accordance with the Books and Records.
     4.6. Accounts Receivable. Except as set forth on Schedule 4.6, all outstanding accounts receivable and other receivables, billed and unbilled, and all negotiable instruments or other instruments and chattel paper, as are payable to either Company as of the Closing Date (collectively the “Accounts Receivable”), (i) have arisen in bona fide transactions, (ii) are valid claims against account debtors for goods or services delivered or rendered, subject to no defenses, offsets or counterclaims, except for the reserves for doubtful accounts related thereto reflected on the Balance Sheet in accordance with GAAP, consistently applied in accordance with past practices of the Companies (the “Reserves”), and (iii) to Target’s knowledge, subject to the Reserves, are collectible in the ordinary course; provided, however, that, notwithstanding any other provision of this Agreement (including the provisions of Article VIII to the extent, if any, inconsistent with the remainder of this sentence), Target is not guaranteeing that any such Accounts Receivable will be collected. All Accounts Receivables arose in the ordinary course of business and, except as set forth on Schedule 4.6, none of the obligors of such receivables have refused in writing or, to Target’s knowledge, orally, or given notice in writing or, to Target’s knowledge, orally, that they refuse to pay the full amount thereof. Except as set forth on Schedule 4.6, no receivables are subject to prior assignment, claim or other Lien (except, in each case, for Permitted Liens). After the Closing Date, the Surviving Corporation will not have any obligation (whether in bankruptcy or insolvency proceedings or otherwise) to repay any receivables collected by either Company prior to the Closing Date or, to Target’s knowledge, any receivables reflected on the Closing Date Balance Sheet which the Surviving Corporation or IC collects after the Closing Date.
     4.7. Absence of Undisclosed Liabilities. Notwithstanding any representation or warranty contained herein, or any limitations or qualifications of, or exceptions to (whether in a Schedule attached hereto or otherwise), any such representation and warranty, except as set forth on Schedule 4.7, neither Company has any obligation or liability (including accounts payable), absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted (a “Liability”) including, without limitation, deferred Tax liabilities, vacation time or pay, severance pay, future amounts payable arising out of prior transactions, and any other Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, or other condition, which occurred or existed on or before the Closing Date, which is not fully shown or provided for in the Balance Sheet, and will have no Liability which is not fully shown or provided for in the Closing Date Balance Sheet, except: (a) under the executory portion of any Contract (i) by which either Company is bound on the Closing Date, (ii) which either (A) if required by this Agreement, is disclosed in a Schedule hereto, or (B) is reasonably expected to generate aggregate revenues after the Closing in excess of aggregate expenses and Liabilities to be incurred thereunder after the Closing, and (iii) the existence of which does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or a breach or default by either Company under any Company Contract; (b) with respect only to the Balance Sheet, Liabilities incurred in the usual and ordinary course of business subsequent to the date of the Balance Sheet consistent with past practice, which will be reflected in the Closing Date Balance Sheet and the existence of which does not (and will not) otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or from a breach or default under any Company Contract listed or required to be listed in any Schedule to this Agreement; (c) Liabilities incurred in connection with the transactions contemplated by this Agreement to the extent reflected in the Closing Date Balance Sheet and (d) Liabilities incurred on the Closing Date.
     4.8. Absence of Certain Changes or Events. Since November 30, 2009, there has not occurred, nor does Target have knowledge of the occurrence of, any development (including consummation of the transactions contemplated hereby) or threatened development which could be reasonably expected to have a Material Adverse Effect on either Company. Except as set forth on Schedule 4.8 hereto or as expressly contemplated by this Agreement, since November 30, 2009, each Company has operated the Business only in the ordinary course and has not:
     (a) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;
     (b) issued, granted, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities;
     (c) incurred any material indebtedness, obligation, lease or other material Liability (contingent or otherwise) other than any Company Contract related solely to the purchase or license from either Company of the products or services of either Company which is either listed or not required to be listed in any Schedule to this Agreement;

     (d) suffered any significant adverse change in condition (financial or otherwise), results of operations, earnings, properties, business revenues, costs or its relations with its employees, agents, customers, or others;
     (e) created, permitted or suffered any Lien (other than Permitted Liens) with respect to any of the Company Assets;
     (f) sold, transferred, leased or removed from its premises any of its tangible assets except inventory in the ordinary course of business or sold, assigned, transferred or granted any rights under or with respect to any of the Company Intellectual Property, other than licenses of the Software to Target’s customers in the ordinary course of business, consistent with past practices;
     (g) executed, amended, or terminated (or committed to do such) any material agreement by which the Company Assets or either Company are or were bound or affected other than any Company Contract related solely to the purchase or license from either Company of the products or services of either Company which is either listed or not required to be listed in any Schedule to this Agreement;
     (h) increased the compensation or benefits payable or to become payable to any officers or directors of either Company, or increased the compensation or benefits payable or to become payable to any other employee, independent contractor or agent of either Company by more than $10,000 in the aggregate;
     (i) made any material change in the operation or nature of any aspect of the Business whether made in the ordinary course of business or not;
     (j) induced any employee or independent contractor of either Company to leave his or her employment or retention, or, to Target’s knowledge, acted to otherwise adversely affect the relations of either Company with any employee or independent contractor other than in the ordinary course of business, consistent with past practice, or with respect to those employees whose employment with either Company Purchaser has requested Target to terminate prior to the Closing;
     (k) prepaid or accelerated payment of indebtedness, delayed payment of payables in a manner inconsistent with past practices, changed credit practices or done anything to materially and adversely affect the relationship of either Company to any of its customers or suppliers;
     (l) failed to replenish its inventories and supplies in a manner consistent with its prior practice and any prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal ordinary and usual requirements of the Business or at any price in excess of the then-current market price or upon terms and conditions more onerous than those usual and customary in the industry or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;
     (m) made any change in any method of accounting or accounting practice;

     (n) waived any material rights relating to the Business or arising under or in connection with any of the Company Assets;
     (o) acquired any assets or properties in an aggregate amount greater than $25,000;
     (p) entered into any transaction, agreement, contract or understanding with any Related Party affecting either Company or the Company Assets or altered the terms of any transaction, agreement, contract or understanding with any Related Party;
     (q) suffered any adverse labor dispute or controversy;
     (r) without limiting the foregoing, entered into any material transaction (except as contemplated by this Agreement) adversely affecting any of the Company Assets or the operations or financial condition of either Company, other than in the usual and ordinary course of business; or
     (s) except for this Agreement and as expressly contemplated hereby, entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the matters described in clauses (a) through (r) above.
     4.9. Taxes.
     (a) Each Company has accurately prepared and timely filed all required Tax Returns required to have been filed by such Company and each such Tax Return is true, correct accurate and complete in all respects; provided that the foregoing shall not be construed as a representation regarding the amount or availability of any net operating losses and tax credits reflected on such Tax Returns.
     (b) Each Company has paid all Taxes required to be have been paid by it, and has withheld with respect to its employees all Taxes, required to have been withheld by it under the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act, as amended, and other Taxes it is required to have withheld from amounts paid or owing to any employee, stockholder, creditor, director, officer, agent or other third party and, to the extent required, has remitted the same to the applicable Governmental Authority.
     (c) Since the Balance Sheet Date, neither Company has incurred liability for Taxes other than in the usual and ordinary course of business consistent with past practice, other than Tax liabilities arising connection with the transactions contemplated by this Agreement.
     (d) Neither Company has executed any waiver of any statute of limitations nor extended the period for the assessment or collection of any Tax.
     (e) Except as set forth in Schedule 4.9(e), neither Company has received any written notice since December 31, 2004 (or to its knowledge, any other notice) from a Taxing Authority that (a) its Tax Returns relating to income, sales, payroll, real and personal property Taxes have been audited by any Taxing Authority, or (b) any audit or other examination of any Tax Return of either Company is presently in progress. Neither Company has received any notice from a Taxing Authority indicating an intent to open any such audit or other examination or to assess any additional Tax against such Company.
     (f) Neither Company is (nor has either ever been) required to join with any other Person in the filing of a consolidated income Tax return for federal or foreign Tax purposes or a consolidated or combined return or report for state or provincial Tax purposes. Neither Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement under which it may be required to pay or reimburse any other Person for Tax liabilities incurred by such other Person, except for agreements not dealing principally with the sharing, allocation, or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such agreements (such as acquisition agreements, employment agreements, leases and loan agreements).
     (g) Target has no knowledge of any existing circumstances that reasonably may be expected to result in the assertion of a claim by any Taxing Authority that either Company has unsatisfied obligations with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid by either Company. There are no Liens with respect to Taxes upon any of the Company Assets (except for Taxes not yet due).
     (h) No property owned by either Company is property that the Purchaser, Merger Sub, either Company or the Surviving Corporation is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
     (i) Neither Company has (a) agreed to nor is required to make any change in method of accounting previously used by it in any Tax Return filed by it, which change in method would require such Company to make a positive adjustment to its income pursuant to Section 481(a) of the Code on any Tax Return for any taxable period for which the Company has not yet filed a Tax Return; (b) knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to such Company, or (c) an application pending with any Taxing Authority requesting permission for any change in accounting method.
     (j) There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement, could give rise to the payment of any amount the deduction of which would be prohibited or that would not be deductible by Purchaser, Merger Sub, either Company or the Surviving Corporation by reason of Section 280G of the Code or, with respect to IC, under any similar provision of Canadian law.

     (k) Neither Company owns an interest in any (i) domestic international sales corporation, (ii) controlled foreign corporation, or (iii) passive foreign investment company.
     (l) Neither Company is a party (other than as an investor) to any industrial development bond.
     (m) During the previous two years, neither Company has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.
     (n) None of the property owned or used by either Company is subject to a lease other than a “true” lease for federal income Tax purposes.
     (o) Since January 1, 2008, no claim has been made by a Taxing Authority in a jurisdiction in which either Company does not currently file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.
     (p) During the past eight (8) years, neither Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).
     (q) Neither Company has been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that is, was or, to the knowledge of Target, will be required to be disclosed under Treasury Regulations Section 1.6011-4. No Tax Return filed by or on behalf of Target within the last six (6) years has contained a disclosure statement under Section 6662 of the Code (or any similar provision of law), and no Tax Return has been filed by or on behalf of Target with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.
     (r) Any and all transactions and dealings between or among any of the Companies and any other Persons directly or indirectly related to the Companies have at all times occurred on arm’s-length terms, as if between and among unrelated parties. Each of the Companies has at all times fully complied with any and all Tax-related requirements that the arm’s-length nature of the terms of such transactions and dealings be documented.
     (s) Neither Company has taken or has any intention to take any action, either before or after the Closing, which could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
     (t) IC has not at any time benefitted from a forgiveness of debt entered into in any transaction or arrangement (including conversion of debt into shares of its capital) which could have resulted in application of Section 80 and following of the Income Tax Act (Canada) and the regulations thereunder.

     4.10. Title to Properties. Except as expressly set forth in the third and fourth sentences of Section 4.20(b), the Companies have, in the aggregate, good and marketable title to all of the Company Assets, free and clear of any Lien except Permitted Liens and Liens set forth on Schedule 4.10, all of which Liens, except for Permitted Liens, shall be fully released prior to Closing. None of the directors, officers, employees, agents or Affiliates of either Company (except for the other Company) owns any of the Company Assets. Except as set forth on Schedule 4.10, other than (a) property subject to the Personal Property Leases and the Real Property Leases and (b) assets which are not material to the Business which are owned by employees or consultants of either Company and used by such employees or consultants in connection with performing their duties for either Company, so long as one of the Companies has the absolute right to require, at any time, such employees or consultants to return to one of the Companies (without retaining any copies) any property (including any Company Intellectual Property) owned by the Company which is a part of, or used in connection with, any of such assets, neither Company holds or uses any asset or property in connection with the Business which is not owned by such Company or which such Company does not have the legal right to use. Schedule 4.10 sets forth an accurate and complete list of all tangible personal property (other than Inventory) with a book value in excess of $1,000.00 (individually), including the owner thereof, owned by either Company.
     4.11. Contracts; Defaults.
     (a) Schedule 4.11(a) contains an accurate and complete list of all of the Material Company Contracts other than the Designated Company Contracts and those Company Contracts set forth in another Schedule hereto. The “Material Company Contracts” are those Company Contracts:
     (i) which requires aggregate payments by either Company having a value in excess of $20,000;
     (ii) which requires aggregate payments to either Company, or involve an unperformed commitment or services of either Company having a value, in excess of $50,000;
     (iii) pursuant to which either Company has made or will make loans or advances, or has or will incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another;
     (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing;
     (v) involving a partnership, joint venture or other cooperative undertaking;
     (vi) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of either Company;

     (vii) which contain warranties regarding the operation in conformance with specifications of software and hardware products sold or licensed by either Company, which warranties are still in effect on the date hereof and other than warranties in substantially the form attached hereto as Exhibit Q;
     (viii) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person;
     (ix) which is an employment, consulting or professional advisor agreement;
     (x) which cannot be terminated without penalty, payment or other Liability in excess of $10,000 on no more than sixty (60) calendar days’ notice, other than the sale of inventory or licenses of either Company’s products to either Company’s customers, in either case in the ordinary course of business, consistent with past practices;
     (xi) which involves the sale, issuance or repurchase of any capital stock or securities of either Company or the securities of any other Person, which is to be performed after the date of this Agreement;
     (xii) with any Government or Governmental Authority, other than Company Contracts with any Government or Governmental Authority related solely to the purchase or license from either Company by such Government or Governmental Authority of the products or services of either Company in the ordinary course of business, consistent with past practices;
     (xiii) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;
     (xiv) for the purchase, sale, lease (as lessee or lessor), or mortgage (as mortgagee or mortgagor), of any assets of either Company with an aggregate value in excess of $10,000 and which imposes any obligations or Liabilities on either Company after the date of this Agreement, other than the sale of inventory or licenses of the Software to either Company’s customers, in either case in the ordinary course of business, consistent with past practices;
     (xv) with any Related Party;
     (xvi) which involves supply or requirements obligations in excess of $10,000 and which is to be performed after the date of this Agreement;
     (xvii) provides for payments to any Person other than employees based on sales, purchases, or profits, other than direct payments for goods;

     (xviii) which provides for consignment or similar arrangement;
     (xix) which is a “futures” contract committing either Company to purchase, or accept delivery of, product at future times at fixed prices;
     (xx) for the resolution or settlement of any actual or threatened legal action with a value of greater than $5,000;
     (xxi) which is not made in the ordinary course of business consistent with past practice and which is to be performed at or after the date of this Agreement; or
     (xxii) is an amendment, supplement, or modification in respect of any of the Contracts described in clauses (i) through (xxi) above.
     (b) Schedule 4.11(b) contains an accurate and complete list of all of the Designated Company Contracts, in each case identifying the subsection below which describes such Designated Company Contract. The “Designated Company Contracts” are those Company Contracts:
     (i) which grant to the other party the exclusive right to sell or resell any specific product or any product in any specific geographic market or industry;
     (ii) which restricts either Company from carrying on any business or other activities anywhere in the world under any name or otherwise or from soliciting business from any Person or Persons; or
     (iii) is an amendment, supplement, or modification in respect of any of the Contracts described in clauses (i) through (ii) above.
     (c) Subject to Bankruptcy Laws and Equitable Principles, each Company Contract is a valid, binding and enforceable obligation of one of the Companies and, to Target’s knowledge, the other party or parties thereto and each Company Contract is in full force and effect. Neither Company, nor, to Target’s knowledge, any other party thereto, is in default under any Company Contract and, to Target’s knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such an event of default thereunder.
     4.12. Compliance With Laws. Each Company (i) has been at all times and is in compliance with all federal, state, municipal, provincial, foreign and other laws, regulations, orders and other legal requirements applicable thereto (collectively, “Rules”) except Rules which are not material to the operations of the Business, as to which each Company has been at all times, and is, in compliance in all material respects and, to Target’s knowledge, no condition exists which, with or without notice or passage of time or both, shall cause it not to remain in such compliance; and (ii) has received no notification and Target has no knowledge that any notification is forthcoming from any Governmental Authority: (a) asserting that such Company is not in compliance with any Rule; (b) threatening to revoke any License; or (c) notifying such Company of any investigation or product recall by any such Governmental Authority. Except as set forth on Schedule 4.12, neither Company is subject to any agreement or written understanding with any Governmental Authority with respect to the Company Assets or the Business, other than Company Contracts with Governmental Authorities related solely to the purchase or license from either Company by such Governmental Authorities of the products or services of either Company.
     4.13. Real Property. Neither Company owns any real property. Schedule 4.13 sets forth an accurate and complete list of all real property leased or subleased by either Company (the “Leased Real Property”), including identification of the lease or sublease to which either Company is a party or by which any of its interests in real property is bound (the "Real Property Leases”). Neither Company has any Liability with respect to any Real Property Lease except as expressly set forth in such Real Property Lease. One of the Companies is in peaceable possession of each parcel of the Leased Real Property. None of such Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value to the Companies of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as presently conducted. Except as disclosed on Schedule 4.13, to Target’s knowledge, none of the Leased Real Property is subject to any mortgage, deed of trust or other Lien (except for Permitted Liens and the Lien of current Taxes not yet due and payable) which could, by foreclosure, enforcement or deed-in-lieu transfer, terminate or otherwise adversely affect any of the Real Property Leases. The Leased Real Property is subject to no leases or tenancies (including ground leases and other underlying leases) except the Real Property Leases. To the knowledge of Target, (i) neither the whole nor any portion of any Leased Real Property has been condemned, requisitioned or otherwise taken by any public authority, (ii) no notice of any such condemnation, requisition or taking has been received, (iii) no such condemnation, requisition or taking the Leased Real Property is threatened, and (iv) there are no public improvements pending or threatened which may result in special assessments against or otherwise affecting the Leased Real Property.
     4.14. Condition of Properties. The tangible Company Assets with a book value in excess of $1,000 individually are in good operating condition, normal wear and tear excepted, and are fit for their intended purpose. To the knowledge of Target, (a) there are no structural or other material physical defects or deficiencies in the condition of any Leased Real Property or improvements thereon, and (b) the buildings, structures and improvements comprising the Leased Real Property are in good condition (subject to normal wear and tear), and as such are adequate to conduct the Business as presently conducted.
     4.15. Litigation. Except as set forth in Schedule 4.15, there are no pending or, to the knowledge of Target, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which either Company is a party, by which either Company, the Business or the Company Assets are bound or which affect the transactions contemplated hereby. To the knowledge of Target, there is no reasonable basis for any other legal action, proceeding or investigation. None of either Company, the Business nor any Company Asset is subject to any Judgment which remains unsatisfied or unsettled.

     4.16. Labor and Employee Matters.
     (a) Labor Agreements. Except as set forth on Schedule 4.16(a), neither Company is a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or Persons providing services to either Company. No current union representation questions involving employees of or Persons providing services to either Company are outstanding. Target has no knowledge of any actual or threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of either Company. During the past five years, neither Company has experienced any material work stoppage, and no labor dispute, grievance, slowdown, lockout, strike, work stoppage or other collective labor action is in effect, pending or, to the knowledge of Target, threatened against or affecting the Business. Neither Company is engaged in any unfair labor practice. There has been no mass lay-off, plant closure, employment loss or other event covered by the Worker Adjustment and Retraining Notification Act within the last year. During the past year, neither Company has terminated more than ten (10) employees (excluding any employees terminated for cause within the meaning of applicable law).
     (b) Agreements. Except as set forth on Schedule 4.16(b), neither Company is currently a party to or bound by any Contract for the employment of any director, officer or employee or for the performance by any independent contractor of services. Except as set forth on Schedule 4.16(b), there are no agreements, arrangements or understandings that would restrict the ability of either Company to terminate the employment of any of its employees at any time, at will, without Liability. Except as set forth on Schedule 4.16(b), there are no agreements, arrangements or understandings that would restrict the ability of either Company to terminate at will, at any time upon thirty days’ notice or less, without Liability, the agency, distributorship, consultancy or other contract or arrangement of any employee or independent contractor, except to the extent longer notice periods are expressly required pursuant to the terms of the Contracts disclosed in a Schedule to this Agreement, accurate and complete copies of which have been provided to Purchaser. Neither Company is a party, directly or indirectly, to any Contract with any Governmental Authority which would require it to maintain an affirmative action plan or similar program or arrangement. To Target’s knowledge, no employee of either Company has any plan or intention to terminate employment with such Company or not to accept an offer of employment by a Purchaser, if made.
     (c) Compensation. Schedule 4.16(c) sets forth an accurate and complete (i) list of directors, officers, employees and independent contractors who perform services for either Company, (ii) summary description, for each such Person, of the current rate of compensation payable to such Person (including the date of the most recent increase thereof), whether such Person is an active employee or on leave, whether such Person is employed on a full-time or part-time basis and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive upon termination of employment or service or as a result of any of the transactions contemplated by this Agreement, and (iii) list of all former directors, officers, employees and independent contractors to whom either Company is currently obligated to pay any severance, compensation or other remuneration or benefit. Except as expressly set forth in Schedules 4.16(b) and 4.16(c), neither Company has any severance policy or other severance obligation. Schedules 4.16(b) and 4.16(c) also contain a complete and accurate list of any bonus, severance payment, change of control payment, payment triggered by termination of any employment agreement to which either Company is a party or other payments owed by either Company at Closing on account of any Employee Plan or other Contract, or owed at any other time and which would not be payable but for, individually or among other things, the consummation of the transactions contemplated by this Agreement.
     (d) Manuals. Set forth in Schedule 4.16(d) is an accurate and complete list of all of each Company’s current published or formal written employee manuals, brochures, publications, policies, procedures or similar documents concerning any policies or procedures regarding compensation, benefits, perquisites, office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of either Company and all material written communications since November 30, 2009 to employees generally concerning any employment or employee benefit policies or procedures.
     4.17. Employee Plans.
     (a) Schedule 4.17(a) contains a list of all (a) employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, policies or arrangements which provide non-qualified deferred compensation, bonus or retirement benefits, severance or “change of control” (as set forth in Section 280G of the Code) benefits, or life, disability, accident, vacation, tuition reimbursement or other material fringe benefits, and (c) employee pension benefit plans (as defined in Section 3(2) of ERISA), in each case maintained with respect to any employees of either Company and those employees on lay-off, disability or leave of absence, former employees, and retired employees other than any employees employed in Canada (collectively, the “US Employee Plans”). Each of the US Employee Plans and, with respect to each US Employee Plan, each Company, is and has been maintained in compliance, in form and operation, with the requirements provided by any and all applicable Rules, including ERISA and the Code. All required reports and descriptions of the US Employee Plans have been timely filed with the appropriate Governmental Authority and distributed. Neither Company maintains, contributes to, or has any Liability or obligations with respect to any multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or any plan, program, arrangement, or agreement providing for medical, health, life or other welfare benefits for present or future terminated employees (other than any welfare benefits provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar law (“COBRA”)). Each Company is in compliance with Section 4980B of the Code.
     (b) Schedule 4.17(a) contains a list of all Canadian Welfare Plans and each other plan, policy or arrangement which provides deferred compensation, bonus, pension or retirement benefits, severance or change of control benefits, or life, disability, accident, vacation, tuition reimbursement or other material fringe benefits, and (c) employee pension benefit plans (as defined in Section 3(2) of ERISA), in each case maintained with respect to any employees of either Company and those employees on lay-off, disability or leave of absence, former employees, and retired employees employed in Canada (collectively, the “Canadian Employee Plans” and, together with the US Employee Plans, the “Employee Plans”). Each Canadian Employee Plan has been duly registered where required by applicable Rules. With respect to any Canadian Welfare Plans, (i) all statutory obligations required to be performed in connection with the Canadian Welfare Plans or the funding agreements therefor have been performed in a timely fashion; (ii) all contributions or premiums required to be made to the Canadian Welfare Plans have been made in a timely fashion in accordance with applicable Rules, (iii) all employee contributions to the Canadian Welfare Plans required to be made by way of authorized payroll deduction have been properly withheld, and (iv) all reports and disclosures relating to the Canadian Welfare Plans required by any applicable Rules have been filed or distributed in a timely fashion. Each of the Canadian Employee Plans and, with respect to each Canadian Employee Plan, each Company, is and has been maintained in compliance, in form and operation, with the requirements provided by any and all applicable Rules, including the Income Tax Act (Canada).
     4.18. Environmental Matters. To Target’s knowledge, the operations of the Business have been at all time and are in compliance with all Rules relating to pollution or protection of the environment, including, but not limited to, any statutes, rules or regulations relating primarily to emissions, discharges, release of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater or land or otherwise relating to the manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous toxic materials or water (the "Environmental Laws”). No notice or Claim has been received by either Company with respect to violations of any such Environmental Laws and Target does not know of any obligation or Liability relating to violations of any such Environmental Laws. Each Company possesses all required permits, licenses, certifications and approvals and has filed all notices or applications relating or pertaining to such Environmental Laws.
     4.19. Intentionally Omitted.
     4.20. Intellectual Property.
     (a) Schedule 4.20(a)(i) sets forth an accurate and complete list (together with, for Company Registered Intellectual Property, the date granted or applied for, and the expiration date and status thereof) of all (i) Company Registered Intellectual Property, and (ii) unregistered United States and foreign Patents, Trademarks, Trade Names, service marks, web sites, domain names, material logos and material copyrights, in each case (A) owned by, or registered or applied for by, or in the name of, either Company, (B) in which either Company has any rights (other than pursuant to Contracts for Shrink-Wrap Software or the Contracts listed on Schedule 4.20(a)(ii)), or (C) which are utilized in the operation of the Business (other than pursuant to Contracts for Shrink-Wrap Software or the Contracts listed on Schedule 4.20(a)(ii)). Schedule 4.20(a)(ii) sets forth all Contracts (other than Contracts for Shrink-Wrap Software) with a third party pursuant to which either Company has received a license to use any Company Intellectual Property. Schedule 4.20(a)(iii) sets forth all Contracts with a third party pursuant to which either Company has granted such third party a license to use any Company Intellectual Property, other than any Company Contract related solely to the purchase or license from either Company of the products or services of either Company.
     (b) Except as expressly set forth in the second, third and fourth sentences of this Section 4.20(b) and as expressly set forth in Schedule 4.20(b), the Companies owns, on an exclusive basis, free and clear of all Liens other than Permitted Liens, all right, title and interest in, or possesses sufficient rights to use, all of the Intellectual Property utilized in the operation of the Business as conducted since November 30, 2009 (the “Company Intellectual Property”), including the Intellectual Property identified in Schedule 4.20(a)(i) and Schedule 4.20(a)(ii). None of the Company Intellectual Property owned by either Company, nor the operations of the Business, infringe the proprietary rights of any third party. To Target’s knowledge, none of the Company Intellectual Property which is not owned by either Company infringe the proprietary rights of any third party. Any breach of the immediately preceding two sentences shall not be deemed to be a breach of the representations and warranties made in the first sentence of this Section 4.20(b) nor those which are made in Section 4.10 of this Agreement. The representations and warranties contained in this Section 4.20(b) do not apply to any commercially available software products used by either Company under standard end-user license agreements (“Shrink-Wrap Software”).
     (c) Except as set forth in Schedule 4.20(c), neither Company pays any royalty to anyone with respect to any of the Company Intellectual Property. Except as set forth in Schedule 4.3, consummation of the transactions contemplated by this Agreement will not adversely affect the right, title and interest of either Company in and to the Company Intellectual Property. To the knowledge of Target, none of the Company Intellectual Property owned by either Company is being infringed by any Person. Each Company has sufficient software licenses for all of the Shrink-Wrap Software which it uses in the operation of the Business without violating the terms or provisions of any such software license.
     4.21. Licenses. Set forth in Schedule 4.21 is a true and complete list of all of each Company’s licenses, permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority (collectively, “Licenses”). Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any Liens or any pending or, to Target’s knowledge, threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. Except as set forth in Schedule 4.3, consummation of the transactions contemplated by this Agreement will not adversely affect the rights of either Company in and to the Licenses. The Licenses are sufficient in all respects to permit the continued lawful conduct by the Companies of the Business in the manner now conducted by the Companies. Neither Company is in default or in violation with respect to any of the Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by either Company under or violation of any License.

     4.22. Insurance. Each Company maintains commercially reasonable amounts of insurance to protect such Company and the Company Assets against the types of liabilities customarily insured against by Persons in connection with the operation of similar businesses in Target’s industry, an accurate and complete list of which are set forth in Schedule 4.22, and all premiums due on such policies have been paid. Each Company has complied with the provisions of all such policies. To the knowledge of Target, such policies are in full force and effect and neither Company is in default under any of them. Neither Company has received any written notice of cancellation or intent to cancel or increase premiums with respect to such insurance policies, nor, to Target’s knowledge, is there any basis for any such action. Schedule 4.22 also contains a list of all claims or asserted claims reported to insurers under such policies, including all claims, actions or proceedings asserted against the Company at any time within the past five (5) years; it being agreed that Schedule 4.22 need not disclose any claims, asserted claims, actions or proceedings (a) related to any Employee Plan, or (b) under $5,000 individually.
     4.23. Customers. Set forth in Schedule 4.23 is an accurate and complete list of (a) all of the current customers of the Companies whose purchases from the Companies during the last twelve months exceeded $20,000, and (b) customers of the Companies from 2008 or 2007 who are no longer customers and whose annual purchases during any calendar year exceeded $20,000. (i) No customer of either Company set forth on Schedule 4.23 in response to clause (a) of this Section 4.23 (each, a “Major Customer”), has threatened in writing or, to the knowledge of Target, orally, within the last twelve months to cancel or otherwise terminate, or to the knowledge of Target, intends to cancel or otherwise terminate, the relationship of such Person with either Company, (ii) no such Major Customer has during the last twelve months decreased materially or threatened in writing or, to the knowledge of Target, orally, to decrease or limit materially its usage or purchase of services or products of either Company, or to the knowledge of Target, intends to modify materially its relationship with either Company, and (iii) to the knowledge of Target, the purchase of the Business by Purchaser will not materially and adversely affect the relationship of the Business with any Major Customer. Except as set forth in Schedule 4.23, neither Company has offered to any Person, and Target has no knowledge of any Person entitled to claim, any cash discount, profit participation, stock adjustment or other rebate or premium in connection with or on account of the purchase of products or services of either Company.
     4.24. Transactions with Related Parties. For purposes of this Agreement, the term “Related Party” shall mean (i) each Seller, (ii) any past or present director or officer of either Company, (iii) to the knowledge of any person referred to in (i) or (ii), any Immediate Family Member of such person, or (iv) to the knowledge of Target, any employee of either Company (such persons in (i), (ii), (iii) or (iv) referred to herein as a “Related Party” or collectively as the “Related Parties”). Except as set forth in Schedule 4.24, during the past three years no Related Party has been a member, manager, director or officer of, or has had any direct or indirect economic interest in, any person or entity which during such period has been a supplier or customer of products or services of either Company, or has competed with or been engaged in any business similar to the Business. Except as set forth in Schedule 4.24, no Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property of either Company or that either Company uses in the conduct of the Business (other than by reason of ownership of equity securities of Target) other than assets which are not material to the Business which are owned by employees or consultants of either Company and used by such employees or consultants in connection with performing their duties for either Company, so long as one of the Companies has the absolute right to require, at any time, such employees or consultants to return to one of the Companies (without retaining any copies) any property (including any Company Intellectual Property) owned by the Company which is a part of, or used in connection with, any of such assets. Except as set forth in Schedule 4.24, no Related Party owes any money or other amounts to, nor is any Related Party owed any money or other amounts by either Company other than compensation paid for services actually performed in amounts in keeping with past practice and in the ordinary course of business and not in violation of any other provision of this Agreement. For purposes of this Section 4.24, the beneficial ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be a “direct or indirect economic interest” in any Person.
     4.25. Absence of Certain Commercial Practices. Neither Company nor any of their respective officers, directors, employees or agents (or any Person acting on behalf of any of the foregoing) has given or agreed to give in connection with the Business (i) any gift or similar benefit of more than nominal value to any supplier, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist either Company, the Business or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Business, which gifts or similar benefits would individually or in the aggregate subject either Company or any such officer, director, employee or agent to any fine, penalty, cost or expense or to any criminal sanctions, (ii) receipts from or payments to any governmental officials or employees, (iii) commercial bribes or kick-backs, (iv) political contributions, or (v) any receipts or disbursements in connection with any unlawful boycott, in the case of each of clauses (i), (ii), (iii), (iv) and (v), in violation of any Rule. No such gift or benefit is required in connection with the operation of the Business to avoid any fine, penalty, cost, expense or Material Adverse Effect on Target.
     4.26. Name. Neither Company has ever operated during the past five years under, or used, any corporate name other than “Intellitactics Inc.”
     4.27. Brokers or Finders. Except for America’s Growth Capital, neither Company has employed or engaged any firm, corporation, agency or other person to act as a broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
     4.28. Indebtedness. All of the Liabilities of the Companies for accounts payable as of the Closing Date (a) have arisen in bona fide transactions, and (b) arose in the ordinary course of business, consistent with past practice or in connection with the transactions contemplated hereby. Neither Company has experienced or suffered any delay in the payment of its Liabilities to its trade creditors (including suppliers) or with respect to its trade debt. Neither Company has outstanding any Indebtedness for Borrowed Funds other than as set forth on Schedule 4.28 and neither Company has agreed to create or incur any additional or other Indebtedness for Borrowed Funds. Except as set forth on Schedule 4.28, neither Company has any Liability to any Seller other than compensation paid for services actually performed in amounts in keeping with past practice and in the ordinary course of business and not in violation of any other provision of this Agreement.

     4.29. Bank Accounts, Etc. Schedule 4.29 sets forth an accurate and complete list of each financial institution in or with which either Company has an account, credit line or safety deposit box, and a brief description thereof including amounts and the names of all persons currently authorized to draw thereon or having access thereto.
     4.30. Quotas; Foreign Trade Zones. Except as set forth on Schedule 4.30, each Company has obtained and is in compliance with all approvals and permits necessary for the operation of the import and export operations of the Business.
     4.31. Board Approval. The Board of Directors of Target has (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of Target and are on terms that are fair to such stockholders and (iii) recommended that the Stockholders approve this Agreement and consummation of the Merger.
     4.32. Required Stockholder Vote. The only votes, consents or approvals of the stockholders of Target required pursuant to Target’s Organizational Documents, Delaware Law, or any agreement between Target and holders of Target Capital Stock to adopt and approve the terms of this Agreement, the Merger and the transactions contemplated hereby are the vote (at a duly called meeting of stockholders of Target for such purpose) or written consent of (i) at least 50% of all of the Stockholders, calculated on an as-if-converted to Common Stock basis, voting together as a single class and (ii) at least 66-2/3% of all of the holders of Target Series B Preferred Stock, Target Series D Preferred Stock, Target Series E Preferred Stock, Target Series G Preferred Stock and Target Series G Preferred Stock, calculated on an as-if-converted to Common Stock basis, voting together as a single class.
     4.33. Rights Agreements. Neither Company has any “poison pill” or similar instruments or plans which will be triggered on account of the execution of this Agreement by Target.
     4.34. Sufficiency of Assets. The assets and properties owned by either Company, or which either Company has the right to use pursuant to a binding and legally enforceable Contract, constitute all of the assets and properties, tangible and intangible, (a) which are used (whether or not owned) by the Companies in the operation of the Business as conducted since November 30, 2009 other than assets which are not material to the Business which are owned by employees or consultants of either Company and used by such employees or consultants in connection with performing their duties for either Company, so long as one of the Companies has the absolute right to require, at any time, such employees or consultants to return to one of the Companies (without retaining any copies) any property (including any Company Intellectual Property) owned by the Company which is a part of, or used in connection with, any of such assets, or (b) which are necessary for the operation of the Business in the ordinary course consistent with past practice.
     4.35. Documents. Complete and accurate copies of the following have been Made Available to Purchaser, none of the following have been amended, modified or supplemented, except as has been Made Available to Purchaser and there are no agreements to amend, modify or supplement any of the following from the form Made Available to Purchaser:

     (a) All Company Contracts listed or referred to in the Schedules to this Article IV; and
     (b) With respect to each Employee Plan, to the extent applicable, (i) all plan documents, (ii) the most recent determination or opinion letters received from the IRS, (iii) the most recent application for determination filed with the IRS, (iv) the latest actuarial valuations, (v) the latest financial statements, (vi) Form 5500 Annual Reports and Schedule A and Schedule B thereto for the last three years, (vii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, and (viii) all Summary Plan Descriptions and summaries of modifications thereto communicated to employees.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS.
     Each Seller, solely on behalf of himself, herself or itself and not on behalf of any other Seller, hereby represents and warrants to Purchaser and Merger Sub as follows:
     5.1. Ownership of Stock. Such Seller is the record and beneficial owner and holder of the Target Common Stock and the Target Preferred Stock in the amounts shown next to such Seller’s name on Schedule A, free and clear of all Liens (except for restrictions on the transferability of securities arising under applicable laws), and except as set forth in Schedule 5.1, such Seller is not a party to any contract, commitment or agreement relating to voting, purchase or sale of the Target’s capital stock.
     5.2. Intentionally Omitted
     5.3. Authority Relative to Agreement. Such Seller has the power and authority to enter into this Agreement and to carry out his, her or its obligations hereunder. The execution and delivery of this Agreement and the performance by such Seller of his, her or its obligations hereunder have been duly authorized, and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by such Seller and constitutes the valid and legally binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.
     5.4. Absence of Conflicts. Except as set forth in Schedule 5.4, the execution and delivery of this Agreement, the performance by such Seller of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, or constitute a breach or default under, any provisions of such Seller’s Organizational Documents, (b) require the consent of any third party (including any Governmental Authority), (c) result in the creation or imposition of any Lien upon the Target Common Stock or the Target Preferred Stock owned by such Seller, (d) violate any Rule or Judgment to which such Seller or the Target Common Stock or the Target Preferred Stock owned by such Seller may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which such Seller or the Target Common Stock or the Target Preferred Stock owned by such Seller may be bound or affected.
     5.5. Litigation. Except as set forth in Schedule 5.5, there are no pending or, to the knowledge of such Seller, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which such Seller is a party either by which the Target Capital Stock or Employee Rights owned by such Seller is bound or affected or which affect or relate to the transactions contemplated hereby. To such Seller’s knowledge, there is no reasonable basis for any such legal action, proceeding or investigation. None of the Target Capital Stock or Employee Rights owned by such Seller is subject to any Judgment which remains unsatisfied or unsettled.
     5.6. Accredited Investor. Such Seller is an “accredited investor” as that term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).
     5.7. Information and Opportunity to Inquire.
     (a) Such Seller has been given access to all documents and information he, she or it has requested in connection with making a decision to invest in the Purchaser Common Stock and has been advised by counsel. Such Seller has had the opportunity to ask questions of representatives of Purchaser and has had all of his, her or its questions answered to his, her or its satisfaction. Such Seller has received and had a chance to review all of the information (both financial and otherwise) which he, she or it has requested to review in connection with his, her or its decision to invest in the Purchaser Common Stock.
     (b) Such Seller has such knowledge and experience in business and financial matters that he, she or it is capable of evaluating the merits and risk of his, her or its investment in the Purchaser Common Stock and protecting his, her or its own interests in connection with this transaction.
     (c) Such Seller is acquiring the Purchaser Common Stock solely for his, her or its own account and beneficial interest for investment and not with a view to or for sale in connection with any distribution of any part thereof, has no present intention of selling, granting any participation in or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention. The entire legal and beneficial interest of the Purchaser Common Stock which such Seller is acquiring is being acquired for his, her or its own account only and not in whole nor in part for any other person.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER.
     Purchaser represents and warrants to Target and Sellers as follows. The following representations and warranties are qualified by the exceptions set forth in the Schedules to this Article IV only (i) to the extent an exception expressly refers to the specific representations and warranties which it qualifies or (ii) to the extent by the nature of the disclosure, a reasonable person would believe that such disclosure should be applicable to any other representation or warranty, regardless of whether or not such exception contains an express cross-reference to any such other representations and warranties. The inclusion of any item in the Schedules does not constitute an admission of liability with respect to any Claims or an admission that any breach, violation, default or event of default exists with respect to any contract or agreement to which Purchaser is a party.
     6.1. Organization, Ownership and Qualification of Purchaser and Merger Sub. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease their respective properties and assets, to carry on their business as is currently conducted, and to execute this Agreement and to perform the transactions contemplated herein. Purchaser has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification except where the absence of such qualification would not have a Material Adverse Effect on Purchaser. Purchaser has delivered to Target complete and accurate copies of the Organizational Documents of Purchaser and Merger Sub as currently in effect, the Purchaser Stockholder Agreement and the Purchaser Investor Rights Agreement, together with all amendments and modifications thereto as currently in effect. Other than Merger Sub and as set forth on Schedule 6.1, Purchaser does not have any subsidiary or any other equity interest or investment in any Person and each subsidiary identified in Schedule 6.1 is, directly or indirectly, wholly owned by Purchaser.
     6.2. Authority Relative to Agreement. Each of Purchaser and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Purchaser and Merger Sub of its respective obligations hereunder have been duly authorized by their respective boards of directors and stockholders, and no other proceedings on the part of Purchaser or Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Purchaser and Merger Sub and constitutes the valid and legally binding obligation of Purchaser and Merger Sub enforceable against Purchaser in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.
     6.3. Absence of Conflicts. Except as set forth in Schedule 6.3, the execution and delivery of this Agreement, the performance by Purchaser and Merger Sub of its respective obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate, or constitute a breach or default under, any provisions of the Organizational Documents of Purchaser or Merger Sub, (b) require the consent of any third party (including any Governmental Authority), (c) result in the creation or imposition of any Lien upon the Merger Consideration or any of Purchaser’s assets (other than Permitted Liens), (d) violate any Rule or Judgment to which Purchaser, Merger Sub or any of their respective assets may be subject, or (e) result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Purchaser, Merger Sub or any assets of Purchaser or Merger Sub may be bound or affected.
     6.4. Capitalization.

     (a) The authorized capital stock of Purchaser as of February 26, 2010 consists of (a) 129,175,210 (which, by no later than the Closing Date, shall be increased to 136,775,210) shares of Purchaser Common Stock, of which 78,404,821 shares are issued and outstanding as of the date hereof, (b) 6,174,654 shares of Class B Non-Voting Common Stock, par value $0.0001 per share (“Purchaser Class B Common Stock”), of which 2,965,752 shares are issued and outstanding as of the date hereof, (c) 10,952,633 shares of Series A-1 Preferred Stock, par value $0.0001 per share, of which 10,952,633 shares are issued and outstanding as of the date hereof, (d) 11,505,258 shares of Series A-2 Preferred Stock, par value $0.0001 per share, of which 11,505,258 shares are issued and outstanding as of the date hereof, and (e) 5,882,353 shares of Series B Preferred Stock, par value $0.0001 per share, of which 5,882,351 shares are issued and outstanding as of the date hereof. Except as set forth in Schedule 6.4(a), there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than (i) pursuant to the exercise of options outstanding as of such date under the Purchaser Stock Option Plan, or (ii) pursuant to the Purchaser Warrants. The shares of Purchaser Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, and non-assessable, free of any Liens imposed by Purchaser (other than restrictions on transferability of securities arising under applicable laws).
     (b) As of February 26, 2010, (i) Purchaser has reserved 15,981,303 shares of Purchaser Common Stock and for issuance to employees, consultants and directors pursuant to the Purchaser Stock Option Plan, of which 2,407,604 shares have been issued pursuant to option exercises and 11,804,045 shares are subject to outstanding, unexercised options, and (ii) Purchaser has reserved 6,174,654 shares of Purchaser Class B Common Stock and for issuance to employees, consultants and directors pursuant to the Purchaser Stock Option Plan, of which 2,965,752 shares have been issued pursuant to option exercises and 2,734,301 shares are subject to outstanding, unexercised options.
     (c) Schedule 6.4(c) sets forth a true and complete list of all outstanding warrants to purchase any Purchaser Capital Stock (collectively, the “Purchaser Warrants”), including the holders thereof, number of shares of Purchaser Capital Stock subject to each such warrant, the exercise price per share and the term of each such warrant.
     6.5. Financial Statements. Purchaser has delivered to Target accurate and complete (i) copies of the audited consolidated balance sheets of Purchaser and its subsidiaries as of the last day of each of the two fiscal years of Purchaser for the periods ended December 31, 2008 and 2007, respectively, together with the related consolidated statements of income, stockholders’ equity and changes in cash flow for such fiscal years, and the notes thereto, in each case accompanied by the unqualified opinion thereon of Purchaser’s independent auditors (“Purchaser Historical Statements”), and (ii) copies of the unaudited consolidated balance sheet of Purchaser and its subsidiaries (the “Purchaser Balance Sheet”) as of December 31, 2009, together with the related unaudited consolidated statements of income, stockholders’ equity and changes in cash flow for the 12-month period ended on such date, (“Purchaser Interim Statements” and, together with the Purchaser Historical Statements, the “Purchaser Financial Statements”). Except as set forth on Schedule 6.5, the Purchaser Financial Statements, including the notes to the Purchaser Historical Statements, (a) were prepared in accordance with GAAP, applied on a basis consistent with prior periods (except, in the case of the Purchaser Interim Statements, for immaterial year-end and audit adjustments and the absence of notes thereto), (b) present fairly the consolidated financial position, results of operations and changes in cash flows of Purchaser and its subsidiaries as of such dates and for the periods then ended, and (c) are accurate, correct and complete and were prepared in accordance with the financial books and records maintained by Purchaser.
     6.6. Compliance With Laws. (i) Each of Purchaser and Merger Sub is in compliance with all Rules, except Rules which are not material to the operations of Purchaser and Merger Sub’s business, as to which Purchaser and Merger Sub have been at all times, and are, in compliance in all material respects, and, to the knowledge of Purchaser or Merger Sub, no condition exists which, with or without notice or passage of time or both, shall cause either of Purchaser or Merger Sub not to remain in compliance; and (ii) neither Purchaser nor Merger Sub has received notification and neither Purchaser nor Merger Sub has knowledge that any notification is forthcoming from any Governmental Authority: (a) asserting that Purchaser or Merger Sub is not in compliance with any Rule; (b) threatening to revoke any licenses (including licenses to use computer software), permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any private party; or (c) notifying Purchaser or Merger Sub of any investigation or product recall by any such Governmental Authority. Except as set forth on Schedule 6.6, neither Purchaser nor any of its subsidiaries is subject to any agreement or written understanding with any Governmental Authority with respect to its assets or business, other than Contracts with Governmental Authorities related solely to the purchase or license from Purchaser or any of its subsidiaries by such Governmental Authorities of the products or services of Purchaser or any of its subsidiaries.
     6.7. Litigation. Except as set forth in Schedule 6.7, there are no pending or, to the knowledge of Purchaser, threatened Claims, legal actions, proceedings, investigations or outstanding orders, rulings, decrees or stipulations to which Purchaser and any of its subsidiaries is a party, by which Purchaser, any of its subsidiaries or any of their respective assets or businesses are bound or which affect the transactions contemplated hereby. None of the Purchaser, any of its subsidiaries or any of their respective assets or businesses is subject to any Judgment which remains unsatisfied or unsettled.
     6.8. Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly-owned subsidiary of Purchaser and has engaged in no business activity other than as contemplated by this Agreement and qualifying for certain security clearances from Governmental Authorities. Except for obligations or liabilities incurred in connection with its incorporation, the Merger and the transactions contemplated by this Agreement, and qualifying for such security clearances from Governmental Authorities, Merger Sub has not incurred, and will not incur, directly or indirectly, through any subsidiary or other Affiliate, any obligations or liabilities and has not engaged in, and will not engage in, any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     6.9. Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.9, Purchaser does not have any Liability, including, without limitation, deferred Tax liabilities, vacation time or pay, severance pay, future amounts payable arising out of prior transactions, and any other Liabilities relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, or other condition which occurred or existed on or before the Closing Date, which is not fully shown or provided for in the Purchaser Balance Sheet, except: (a) under the executory portion of any Contract (i) by which Purchaser or any of its subsidiaries is bound on the Closing Date, and (ii) the existence of which does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or a breach or default by Purchaser or any of its subsidiaries under any of Purchaser’s and its subsidiaries’ Contracts, (b) Liabilities incurred in the usual and ordinary course of business subsequent to the Purchaser Balance Sheet Date consistent with past practice, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, and (d) Liabilities not required by GAAP, consistently applied in accordance with past practices of Purchaser and its subsidiaries, to be reflected on a balance sheet of Purchaser or any of its subsidiaries.
     6.10. Absence of Certain Changes or Events. Since November 30, 2009, there has not occurred, nor does Purchaser have knowledge of the occurrence of, any development (including consummation of the transactions contemplated hereby) or threatened development which could reasonably be expected to have a Material Adverse Effect on Purchaser or any of its subsidiaries, taken as a whole. Except as set forth on Schedule 6.10 hereto or as expressly contemplated by this Agreement, since November 30, 2009, Purchaser and its subsidiaries have operated their businesses in the ordinary course and have not:
     (a) redeemed or repurchased (other than from Persons whose employment or affiliation with Purchaser has terminated), directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;
     (b) incurred any material indebtedness, obligation, lease or other Liability (contingent or otherwise), in each case in excess of $250,000 individually;
     (c) made any material change in the operation or nature of any aspect of its Business other than in the ordinary course of business;
     (d) made any change in any method of accounting or accounting practice, except as required by GAAP, consistently applied in accordance with past practices of Purchaser, or any applicable Rules;
     (e) suffered any materially adverse labor dispute or controversy;
     (f) entered into any transaction, agreement, contract or understanding with any Purchaser Related Party affecting either Purchaser, any of its subsidiaries or any of their respective assets or altered the terms of any Contract with any Purchaser Related Party; or
     (g) except for this Agreement and as expressly contemplated hereby, entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the matters described in clauses (a) through (f) above.

     6.11. Transactions with Related Parties. For purposes of this Agreement, the term "Purchaser Related Party” shall mean (i) any past or present director or executive officer of Purchaser or any of its subsidiaries (but, with respect to such subsidiaries, only directors or executive officers thereof during the time that such subsidiaries were subsidiaries of Purchaser), and (ii) to the knowledge of any person referred to in (i) or (ii), any Immediate Family Member of such person (such persons in (i) or (ii) referred to herein as a “Purchaser Related Party” or collectively as the “Purchaser Related Parties”). Except as set forth in Schedule 6.11, during the past three years no Purchaser Related Party has been a member, manager, director or officer of, or has had any direct or indirect economic interest in, any person or entity which during such period has been a supplier or customer of products or services of Purchaser or any of its subsidiaries, or has competed with or been engaged in any business similar to the Purchaser’s business. Except as set forth in Schedule 6.11, no Purchaser Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property of Purchaser or any of its subsidiaries or that Purchaser or any of its subsidiaries uses in the conduct of its business (other than by reason of ownership of equity securities of Purchaser). Except as set forth in Schedule 6.11, no Purchaser Related Party owes any money or other amounts to, nor is any Purchaser Related Party owed any money or other amounts by Purchaser or any of its subsidiaries other than compensation paid for services actually performed in amounts in keeping with past practice and in the ordinary course of business. For purposes of this Section 6.11, the beneficial ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be a “direct or indirect economic interest” in any Person.
     6.12. Labor Agreements. None of Purchaser or any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement or any other agreement with any labor organization applicable to employees of or Persons providing services to Purchaser or any of its subsidiaries. No current union representation questions involving employees of or Persons providing services to Purchaser or any of its subsidiaries are outstanding. Purchaser has no knowledge of any actual or threatened activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of Purchaser or any of its subsidiaries.
     6.13. Contracts; Defaults.
     (a) For purposes of this Section 6.13, a “Material Purchaser Contract” is any written Contracts to which Purchaser or any of its subsidiaries is a party as of the date hereof:
     (i) which requires aggregate payments by Purchaser or any of its subsidiaries having a value in excess of $100,000;
     (ii) which requires aggregate payments to Purchaser or any of its subsidiaries, or involve an unperformed commitment or services of Purchaser or any of its subsidiaries having a value, in excess of $100,000;
     (iii) pursuant to which Purchaser or any of its subsidiaries has made or will make loans or advances, or has or will incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another;
     (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing;
     (v) involving a partnership, joint venture or other cooperative undertaking;
     (vi) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of Purchaser or any of its subsidiaries;
     (vii) which contains warranties regarding the operation in conformance with specifications of software and hardware products sold or licensed by Purchaser or any of its subsidiaries, which warranties are still in effect on the date hereof other than Purchaser’s standard forms of warranties;
     (viii) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person;
     (ix) which is an employment, consulting or professional advisor agreement;
     (x) which cannot be terminated without penalty, payment or other Liability in excess of $50,000 on no more than sixty (60) calendar days’ notice, other than the sale of inventory or licenses of the products of Purchaser or any of its subsidiaries to the customers of Purchaser or any of its subsidiaries, in either case in the ordinary course of business, consistent with past practices;
     (xi) which involves the sale, issuance or repurchase of any capital stock or securities of Purchaser or any of its subsidiaries or the securities of any other Person, which is to be performed after the date of this Agreement;
     (xii) with any Government or Governmental Authority, other than Contracts with any Government or Governmental Authority related solely to the purchase or license from Purchaser or any of its subsidiaries by such Government or Governmental Authority of the products or services of Purchaser or any of its subsidiaries in the ordinary course of business, consistent with past practices;
     (xiii) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;

     (xiv) for the purchase, sale, lease (as lessee or lessor), or mortgage (as mortgagee or mortgagor), of any assets of Purchaser or any of its subsidiaries with an aggregate value in excess of $100,000 and which imposes any obligations or Liabilities on Purchaser or any of its subsidiaries after the date of this Agreement, other than the sale of inventory or licenses of software to the customers of Purchaser or any of its subsidiaries, in either case in the ordinary course of business, consistent with past practices;
     (xv) with any Purchaser Related Party;
     (xvi) which involves supply or requirements obligations in excess of $50,000 and which is to be performed after the date of this Agreement;
     (xvii) provides for payments to any Person other than employees based on sales, purchases, or profits, other than direct payments for goods;
     (xviii) which provides for consignment or similar arrangement;
     (xix) which is a “futures” contract committing Purchaser or any of its subsidiaries to purchase, or accept delivery of, product at future times at fixed prices;
     (xx) for the resolution or settlement of any actual or threatened legal action with a value of greater than $50,000;
     (xxi) which is not made in the ordinary course of business consistent with past practice and which is to be performed at or after the date of this Agreement;
     (xxii) which grant to the other party the exclusive right to sell or resell any specific product or any product in any specific geographic market or industry;
     (xxiii) which restricts Purchaser or any of its subsidiaries from carrying on any business or other activities anywhere in the world under any name or otherwise or from soliciting business from any Person or Persons; or
     (xxiv) is an amendment, supplement, or modification in respect of any of the Contracts described in clauses (i) through (xxiii) above.
     (b) Subject to Bankruptcy Laws and Equitable Principles, each Material Purchaser Contract is a valid, binding and enforceable obligation of Purchaser and/or the applicable subsidiary or subsidiaries and, to Purchaser’s knowledge, the other party or parties thereto and each Material Purchaser Contract is in full force and effect. None of Purchaser or any of its subsidiaries nor, to Purchaser’s knowledge, any other party thereto, is in default under any Material Purchaser Contract and, to Purchaser’s knowledge, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such an event of default thereunder.

     (c) Substantially all United States based employees of Purchaser and its subsidiaries who were hired after January 1, 2006 have executed and delivered to Purchaser (or its subsidiary, if applicable) either an Employment, Confidentiality and Assignment Agreement in substantially the form attached hereto as Exhibit K or an agreement containing, among other provisions, substantially similar provisions.
     6.14. Environmental Matters. To Purchaser’s knowledge, the operations of the Purchaser’s and its subsidiaries’ business have been at all time and are in compliance with all Environmental Laws. No notice or Claim has been received by Purchaser or any of its subsidiaries with respect to violations of any such Environmental Laws and Purchaser does not know of any obligation or Liability relating to violations of any such Environmental Laws. Purchaser and each of its subsidiaries possesses all required permits, licenses, certifications and approvals and has filed all notices or applications relating or pertaining to such Environmental Laws.
     6.15. Intellectual Property. Except as expressly set forth in the second, third and fourth sentences of this Section 6.15 and as expressly set forth in Schedule 6.15, one of Purchaser or its subsidiaries owns, on an exclusive basis, all right, title and interest in, or possesses sufficient rights to use, all of the Intellectual Property utilized in the operation of the Purchaser’s and its subsidiaries’ business as conducted since November 30, 2009 (the “Purchaser Intellectual Property”). To the knowledge of Purchaser, none of the material items of Purchaser Intellectual Property owned by Purchaser or any of its subsidiaries, nor the operation of the businesses of Purchaser or any of its subsidiaries, infringe the proprietary rights of any third party. To the knowledge of Purchaser, none of the material items of Purchaser Intellectual Property which are not owned by Purchaser or any of its subsidiaries infringe the proprietary rights of any third party. Any breach of the immediately preceding two sentences shall not be deemed to be a breach of the representations and warranties made in the first sentence of this Section 6.15. The representations and warranties contained in this Section 6.15 do not apply to any Shrink-Wrap Software.
     6.16. Taxes.
     (a) Each of Purchaser and its subsidiaries has accurately prepared and filed all Tax Returns required to have been filed by it and each such Tax Return is true, correct and complete in all material respects.
     (b) Each of Purchaser and its subsidiaries has paid all Taxes required to have been paid by it and has withheld with respect to its employees all Taxes, required to be withheld by it under the Federal Insurance Contributions Act, as amended, the Federal Unemployment Tax Act, as amended, and other Taxes it is required to have withheld from amounts paid or owing to any employee, stockholder, creditor or other third party and to the extent required, has remitted the same to the applicable Governmental Authority.
     (c) Since the closing date of the Purchaser Interim Statements, none of Purchaser or its subsidiaries has incurred liability for Taxes other than in the usual and ordinary course of business consistent with past practice, other than Tax liabilities arising connection with the transactions contemplated by this Agreement.
     (d) Since December 31, 2008, none of Purchaser or its subsidiaries has received any written notice (or to Purchaser’s knowledge, any other notice) from a Taxing Authority that any audit or other examination of any Tax Return of Purchaser or any of its subsidiaries is presently in progress, or any notice from a Taxing Authority indicating an intent to open any such audit or other examination or to assess any additional Tax against such Company.
     (e) None of Purchaser or its subsidiaries has been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that is, was or, to the knowledge of Purchaser, will be required to be disclosed under Treasury Regulations Section 1.6011-4.
     (f) Purchaser is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.
     (g) Neither Purchaser nor Merger Sub has taken nor has any intention to take any action, either before or after the Closing, which would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
     6.17. Brokers or Finders. Purchaser has not employed or engaged any firm, corporation, agency or other person to act as a broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
ARTICLE VII.
COVENANTS
     7.1. Confidentiality; Public Announcements. This Agreement and the terms hereof are confidential and no party or signatory hereto shall disclose any of the terms of this Agreement or the transaction contemplated hereby, without the prior approval of the other parties. Purchaser, Merger Sub and Target shall consult with each other on the desirability, timing and substance of any press release or public announcement, publicity statement or other public disclosure relating to the transaction contemplated hereby. Purchaser, Merger Sub, Target and each Seller agree not to make any such press release or public announcement, publicity statement or other public disclosures without the prior consent of the other as to the content and timing of such disclosure. The parties acknowledge that the obligations of Purchaser, Merger Sub and Target pursuant to this Section 7.1 shall terminate at the Closing; provided that Purchaser shall not make any press release or public announcement, publicity statement or other public disclosure of the transactions contemplated by this Agreement which intentionally disparage, with the intent to harm, any Seller or any of their respective Affiliates.
     7.2. Stockholders Consent. Target will (i) as promptly as practicable following the date of this Agreement, use its reasonable best efforts to obtain a written consent of the Stockholders (the “Stockholders Consent”) approving this Agreement and the transactions contemplated hereby to the extent required by the Delaware Law and the Organizational

Documents of Target, and (ii) through its Board of Directors, recommend to the Stockholders approval of the foregoing matters.
     7.3. All Reasonable Efforts.
     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party hereto shall use reasonable efforts to obtain all necessary permits, consents, waivers, approvals, agreements, orders and authorizations of all Governmental Authorities and other persons or entities required to be obtained by such party hereto in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby by such party.
     (b) The Agent shall cause those of the Designated Books and Records which are not located at the Leased Real Property to be delivered to Purchaser within ten (10) calendar days after the Closing Date.
     7.4. Employees and Employee Plans.
     (a) Intentionally Omitted
     (b) If so directed by Purchaser no less than five (5) days prior to the Effective Time, Target shall terminate or, if applicable, give notice of withdrawal from, effective no later than the Effective Time (or such later date as may be required by the terms of any applicable employee leasing or similar agreement), any or all Employee Plans in which Target employees participate, with the exception of any individual arrangements or agreements. Target shall provide evidence reasonably satisfactory to Purchaser to reflect the termination or withdrawal from any such Employee Plans.
     (c) As of and subsequent to the Effective Time, Purchaser shall: (i) provide Target’s employees as of immediately prior to the Effective Time who continue to be employed by the Purchaser or the Surviving Corporation on and after the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are no less favorable, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by the Purchaser to similarly situated employees of the Purchaser; (ii) provide all Covered Employees with service credit for purposes of eligibility, participation and, other than with respect to the Purchaser Stock Option Plan, vesting (but not for accrual of benefits or to the extent such credit would result in a duplication of benefits) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser in which Covered Employees are or become eligible to participate (other than the Purchaser Stock Option Plan), for all periods of employment with Target or its subsidiaries (or any predecessor entities) prior to the Effective Time and with the Purchaser and any of its Affiliates on and after the Effective Time; (iii) cause any pre-

existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Purchaser to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time and to the extent permitted by Purchaser’s plans; and (iv) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Purchaser) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Purchaser) to the extent permitted by Purchaser’s plans with no additional cost to Purchaser.
     (d) Promptly following the Closing (but no later than ten days following the Closing Date), Purchaser shall provide agreements with each of the Covered Employees listed on Schedule 7.4 hereto, pursuant to which Purchaser shall agree to pay severance payments and provide the other benefits currently provided for either (i) in each such Covered Employee’s respective employment agreements with Target as they exist immediately prior to Closing, upon the terms and conditions set forth therein, or (ii) in the amount listed opposite each such Covered Employee’s name on Schedule 7.4, and provide a transition period and bonus, if any, in the amount listed opposite each such Covered Employee’s name on Schedule 7.4.
     7.5. Directors’ and Officers’ Insurance.
     (a) Purchaser shall purchase, maintain in effect, and cause the Surviving Corporation to maintain in effect, an extended reporting period endorsement under Target’s existing directors’ and officers’ liability insurance coverage for Target’s current and former directors and officers in a form acceptable to Target that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Target. Purchaser shall, and shall cause the Surviving Corporation to, continue to honor the obligations thereunder. Notwithstanding the foregoing, policies providing at least the existing coverage and having other terms not materially less favorable to the insured persons may be substituted therefore, but in no event shall Purchaser or the Surviving Corporation, in the aggregate, be required to spend more than $15,000 for such insurance.
     (b) Purchaser agrees, and shall cause the Surviving Corporation to agree, that for a period of six (6) years following the Effective Time, all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Target as provided in Target’s Organizational Documents and indemnification agreements (which provide for exculpation and indemnification and advancement of expenses to the fullest extent permitted under Delaware Law and which shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification) shall become the obligations of the Surviving Corporation and shall survive the Merger and shall continue in full force and effect in accordance with their terms; provided that Purchaser’s obligations under this Section 7.5(b) shall not exceed the aggregate of (i) amounts paid to the Surviving Corporation by the insurance policy or policies referred to in Section 7.5(a), plus (ii) any amounts recovered by Purchaser pursuant to Section 8.3(b)(v).
     (c) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Target current and former director and officer and the heirs and representatives of such person.
     7.6. Tax Covenants.
     (a) Post-Closing Tax Returns.
     (i) Purchaser shall prepare and timely file (or cause to be prepared and timely filed) with the appropriate Tax Authorities all Tax Returns required to be filed by the Companies with respect to any taxable period beginning before the Closing Date that become due after the Closing Date (each a “Purchaser Prepared Return”). Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Companies unless otherwise required by applicable Tax Rules or specified in Schedule 7.6(a).
     (ii) Purchaser shall provide the Agent with a copy of each Purchaser Prepared Return for review and comment at least forty-five (45) days prior to the filing of such Tax Return (or, if required to be filed within forty-five (45) days after the Closing or the end of the taxable period to which such Purchaser Prepared Return relates, as soon as reasonably possible following the Closing or the end of such taxable period, as the case may be), accompanied by a statement (an “Indemnified Tax Statement”) setting forth and calculating in reasonable detail the Taxes that are shown as due on such Tax Return and claimed to be indemnifiable pursuant to Section 8.3(b)(vii). The Agent shall have the right to review and approve (which approval shall not be unreasonably withheld or delayed) each Purchaser Prepared Return. For this purpose, the Agent’s withholding of approval of a Purchaser Prepared Return based upon Purchaser’s failure to adopt in such Tax Return an alternative reporting position suggested by the Agent shall be deemed reasonable if the reporting position proposed by the Agent on such Tax Return is more likely than not to be sustained if challenged by a relevant Tax Authority.
     (iii) If the Agent disagrees with the manner of preparation of a Purchaser Prepared Return or the amount of indemnified Taxes calculated in any Indemnified Tax Statement, within fifteen (15) days of the receipt of a Purchaser Prepared Return or any Indemnified Tax Statement, the Agent shall provide to Purchaser a notice of such dispute (a “Tax Statement Dispute”). If the Agent does not provide a notice of Tax Statement Dispute within such 15-day period, the Agent shall be deemed to have accepted the Tax Return and, for purposes of Article VIII, the Indemnified Tax Statement relating thereto. If the Agent provides Purchaser with a notice of a Tax Statement Dispute, the Agent shall also provide Purchaser with a written explanation of the reasons for its disagreement and its proposed changes. Purchaser and the Agent shall attempt to resolve their disagreement with respect to any Purchaser Prepared Return and any Indemnified Tax Statement. If the Agent and Purchaser cannot reach complete agreement within fifteen (15) days after receipt of a Tax Statement Dispute, the dispute shall be submitted to an arbitrator (the “Tax Arbitrator”) pursuant to the procedures described with respect to the Independent Accountant in Section 2.2(b) for resolution within fifteen (15) days after such submission. The decision of the Tax Arbitrator with respect to such dispute shall be binding upon the parties. Purchaser shall, subject to any indemnification pursuant to Section 8.3(b)(vii), timely file any Purchaser Prepared Return as finally determined under this Section 7.6, and shall pay or cause to be paid the Tax shown as due on each such Tax Return.
     (iv) The amount of the Losses attributable to Taxes shown in any Indemnified Tax Statement as accepted or finally determined pursuant to the preceding paragraph, shall be treated as a Loss that is indemnifiable by the Sellers pursuant to Section 8.3(b)(vii).
     (b) Payment or Reimbursement for Indemnified Taxes. The Sellers shall either remit the amount of any indemnified Tax liability shown as due on any Purchaser Prepared Return to the relevant Taxing Authority by electronic funds transfer or wire transfer or pay to Purchaser, pursuant to Section 8.11, such amount either by delivery of a certified check drawn payable to the relevant Taxing Authority or Purchaser Common Stock or wire transfer of immediately available funds to such account as directed in writing by the Purchaser, not later than the latest of (i) fifteen (15) days after provision to Agent of the Indemnified Tax Statement, (ii) three (3) business days before the required payment date of such Tax, or (iii) in the case of a disputed amount, three (3) business days after final resolution pursuant to Section 7.6(a)(iii) of any dispute regarding the amount shown on the Indemnified Tax Statement
     (c) Taxable Year Closing; Allocation of Taxes. Purchaser shall, unless prohibited by applicable law, cause the taxable periods of the Companies to end as of the close of the Closing Date. Purchaser shall not permit the Companies to take any actions after Closing on the Closing Date that are out of the ordinary course of business, except as required by applicable Rules, this Agreement or consented to by the Agent. For purposes of this Agreement, Taxes incurred by the Companies with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the taxable period ending on the Closing Date: (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Companies.
     (d) Amended Returns. Except as required by applicable Rules or in connection with an audit resolved pursuant to Section 7.6(f) (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no party or affiliate of a party may amend or cause the amendment of a Tax Return of the Companies, or file or amend any Tax election, or file a Tax Return after the due date thereof, concerning the Companies, in each case, with respect to any taxable period beginning on or before the Closing Date that would affect the amount of any indemnity liability under Section 8.3 without the written consent of the Agent, which consent shall not be unreasonably withheld or delayed. Purchaser shall, upon request by the Agent, and at the expense of Sellers, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return with respect to the Companies for any taxable period ending before the Closing Date to the extent appropriate to reduce or prevent indemnity liability under Section 8.3.
     (e) Overpayments and Overaccruals Indemnified Taxes. To the extent that any determination of Tax liability, whether as the result of an audit or examination, a claim for refund, the filing of an amended Tax Return or otherwise, results in a determination of an overpayment of Taxes for any period, or portion thereof, ending on or before the Closing Date that are related to a liability for Taxes for which Sellers would have indemnity liability under Section 8.3(b), Purchaser shall offset the amount of such overpayment against any unpaid indemnity obligation of Sellers in respect of Taxes for which indemnity would be owed under Section 8.3(b), and shall promptly pay to the Agent for the benefit of the Sellers an amount equal to the lesser of (a) the portion of such overpayment (including interest actually received thereon) that has not been so offset and (b) any net indemnity obligations previously satisfied by Sellers in respect of Taxes of the Companies pursuant to Section 8.3(b). Such offset or payment shall be made by Purchaser promptly after receipt by (or crediting for the benefit of) Purchaser or its Affiliates. Any payment under this Section 7.6(e) shall be made in shares of Purchaser Common Stock to the extent necessary (in the reasonable judgment of the Agent) to cause the Merger to continue to qualify as a reorganization under section 368(a)(1)(A) of the Code and shall be equal to the number of shares of Purchaser Common Stock having a Current Value equal to the amount of such payment.
     (f) Audits and Contests Regarding Taxes. Any party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to any of the Companies which may give rise to a right to indemnification pursuant to the terms of Article VIII shall promptly notify the Agent and Purchaser within five (5) Business Days of the receipt of such notice. Purchaser and the Agent each agree to consult with and to keep the other informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of the parties hereto (including indemnity obligations hereunder). The Agent shall have the right to represent any of the Companies’ interests in any Tax audit or administrative or judicial proceeding pertaining to taxable periods ending on or before the Closing Date and to employ counsel of his choice, but reasonably satisfactory to Purchaser, at his expense, and shall control the disposition of any issue involved in such proceeding; provided that Purchaser shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential claim for indemnity under Section 8.3(b). Notwithstanding the foregoing provisions of this Section 7.6(f), the Agent shall not, without the Purchaser’s consent, agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax liability of the Purchaser, its Affiliates or (with respect to any taxable period or portion thereof beginning after the Closing Date) either Company. Both Purchaser and the Sellers (through the Agent) shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period of the Companies that includes but does not end on the Closing Date or involving both a taxable period of any of the Companies ending on or before the Closing Date and a taxable period ending after the Closing Date and no such audit or proceeding may be settled or compromised by the Agent or Purchaser without the consent of both the Agent and Purchaser, which consent shall not be unreasonably withheld or delayed. Except as otherwise provided in this Section 7.6(f), the provisions of Article VIII shall govern the conduct of any Tax audit or administrative or judicial proceedings with respect to which an Indemnity Claim may be made.
     (g) Cooperation, Access to Information and Records Retention. The Agent and Purchaser shall cooperate, and cause their representatives and Affiliates to cooperate, as and to the extent reasonably requested by the other in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes relating to the Companies. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser agrees (i) to retain all books and records relevant to Taxes of the Companies (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give the Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Agent so requests, Purchaser shall allow the Agent to take possession or copy of such books and records.
     (h) Tax Certificates. Purchaser and the Agent agree, upon request of the other, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

     (i) Characterization of Indemnity Payments. The parties agree to treat any payment made by Sellers to Purchaser as an adjustment to the Merger Consideration, to the extent it may properly be so treated for income Tax purposes.
     7.7. Section 368(a) Reorganization Covenants.
     (a) Prior to the Effective Time, each party will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and, either before or after the Merger, no party will take any action reasonably likely to cause the Merger not to qualify as such reorganization. Pursuant to the foregoing, each party agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger so to qualify.
     (b) The Purchaser will cause the Surviving Corporation or other members of the Purchaser “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) to either continue the historic business of Target or use a significant portion of Target’s historic business assets in a business, both within the meaning of Treasury Regulation Section 1.368-1(d).
     (c) The parties hereto agree that, unless otherwise required by law, they (i) will report in their respective federal income Tax Returns for the taxable period including the Closing Date that the Merger qualified as a reorganization under Section 368(a)(1)(A) of the Code and Section 368(a)(2)(E) of the Code, (ii) will not take any Tax reporting position inconsistent with the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and (iii) will properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.
ARTICLE VIII.
INDEMNIFICATION.
     8.1. Survival of Representations, Warranties and Covenants.
     (a) The respective representations, warranties and covenants of each of the parties to this Agreement shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of, or disclosure to, any party to whom such representations, warranties or covenants have been made.
     (b) No party or other Person entitled to indemnification under this Article VIII shall commence any suit or proceeding alleging an Indemnity Claim due to a breach of any representation or warranty in Article IV, V or VI of this Agreement after the eighteen (18) month anniversary of the Closing (the eighteen (18) month anniversary of the Closing Date being called the “Cut-Off Date”). Notwithstanding the foregoing, the prohibition contained in the first sentence of this Section 8.1(b) shall not apply to:

          (i) any Indemnity Claim relating to Sections 4.1, 4.2, 4.9, 4.10 (but only the first sentence thereof), 4.17, 4.20(b), 5.1, 5.3, 6.1, 6.2, 6.4 or 6.15, it being agreed that the representations and warranties of those Sections shall continue until the thirty-six (36) month anniversary of the Closing (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation and warranty); and
          (ii) any party or other Person entitled to indemnification under this Article VIII to the extent that such party or Person asserted in writing a specific Indemnity Claim prior to the date by which an Indemnity Claim relating to the representations and warranties in question must be commenced pursuant to this Section 8.1(b), in which event the relevant representations and warranties shall continue in effect and remain a basis for indemnity with respect to each such asserted Indemnity Claim until such Indemnity Claim is finally resolved (pursuant to a non-appealable order by a court of competent jurisdiction or agreement of Agent and Purchaser).
     (c) Notwithstanding anything contained in this Article VIII to the contrary, no party or other Person shall be entitled to bring any Indemnity Claim under this Article VIII after the earlier of (i) the date that is 180 days after the closing of a transaction or series of transactions pursuant to which Purchaser (or any Person who acquires all or substantially all of Purchaser’s assets or all or substantially all of the Purchaser Common Stock, in either such case in exchange for securities of such Person or any successor to Purchaser by merger) becoming subject to Section 13 or Section 15 of the Exchange Act or (ii) the consummation of a Change of Control.
     8.2. Intentionally Omitted
     8.3. Indemnification by Sellers.
     (a) Subject to the terms and conditions herein, including the limitations set forth in Section 8.6, after the Closing, each Seller, solely as to himself, herself or itself, shall indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the “Purchaser Protected Parties”) from and against and in respect of any and all demands, Claims, causes of action, administrative orders and notices, losses, costs, fines, Liabilities, penalties, damages (direct or indirect but specifically excluding special, exemplary or punitive damages, other than special, exemplary or punitive damages owed to an unrelated third party) and expenses (including reasonable legal, paralegal, accounting and consultant fees and other expenses incurred in the investigation, defense and enforcement of Claims and actions) (collectively, “Losses”) sustained or incurred by any Purchaser Protected Party resulting from or arising out of (i) any breach of any representation or warranty made by such Seller in Article V of this Agreement, or (ii) any breach by such Seller of any of the covenants made by such Seller in this Agreement that has not been cured within ten (10) days after receipt by such Seller (or the Agent on behalf of such Seller) of written notice thereof from Purchaser.

     (b) Subject to the terms and conditions herein, including the limitations set forth in Section 8.6, after the Closing, each Seller, severally and not jointly, shall indemnify and hold harmless the Purchaser Protected Parties from and against and in respect of such Seller’s Pro-Rata Percentage of any and all Losses sustained or incurred by any Purchaser Protected Party resulting from or arising out of any of the following:
     (i) any breach of any representation or warranty made by Target in this Agreement;
     (ii) any breach by Target prior to the Effective Time of any of the covenants made by Target in this Agreement;
     (iii) any breach of any of the covenants imposed upon the Agent in this Agreement that has not been cured within ten (10) days after receipt of written notice thereof by the Agent from Purchaser;
     (iv) any Claim relating to any Dissenting Shares;
     (v) any amounts paid or payable by Purchaser pursuant to Section 7.5(b) to the extent they exceed the amounts paid to the Surviving Corporation by the insurance policy or policies referred to in Section 7.5(a);
     (vi) the matters disclosed on Schedule 4.15 except to the extent accrued on the Closing Date Balance Sheet; and
     (vii) any Taxes (A) of the Companies for all taxable periods, or portions thereof, ending on or before the Closing Date other than any Taxes resulting from the transfer of Company Intellectual Property contemplated by Section 1.18, or (B) owing by any Person (other than the Companies) for which either Company is liable as a result of transactions or circumstances occurring or existing on or before the Closing Date, including without limitation, under any agreement or arrangements with respect to payment of any Tax.
     8.4. Indemnification by Purchaser. Subject to the terms and conditions herein, including the limitations set forth in Section 8.6, after the Closing, Purchaser shall indemnify and hold harmless Sellers and their respective Affiliates and their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the "Seller Protected Parties”) from and against and in respect of any and all Losses incurred by such Persons resulting from or arising out of (a) any breach of any representation or warranty made by Purchaser in this Agreement, or (b) any breach by Purchaser or Merger Sub of any of the covenants made by Purchaser or Merger Sub in this Agreement that has not been cured within ten (10) days after receipt by Purchaser of written notice thereof from the Agent. Any payment under this Section 8.4 shall be made in shares of Purchaser Common Stock to the extent necessary (in the reasonable judgment of the Agent) to cause the Merger to continue to qualify as a reorganization under section 368(a)(1)(A) of the Code and shall be equal to the number of shares of Purchaser Common Stock having a Current Value equal to the amount of such payment.

     8.5. Certain Rights. Notwithstanding the provisions of any representation or warranty that includes, or requires disclosure of matters above, a specific monetary threshold, if Target breaches any of such representations and warranties due to the monetary thresholds contained therein having been exceeded, then Losses for each such breached representation and warranty shall include the full amount of the Losses incurred by the Purchaser Protected Parties relating to any such matter notwithstanding the monetary thresholds listed in such representations or warranties. The rights of the Purchaser Protected Parties under Section 8.3 shall not be affected by the fact that the transactions contemplated by this Agreement were consummated notwithstanding Purchaser’s knowledge of any breach of a representation or warranty. Nothing in this Agreement shall limit any obligation of Sellers by virtue of the fact that Target has no obligation or Liability after the Closing for any breach of any representation, warranty or covenant made by Target, and there shall be no obligation on the part of Purchaser to seek recourse against Target with respect to any such claim or demand.
     8.6. Limitations.
     (a) Notwithstanding the foregoing, (a) the amount of any Losses for which indemnification is to be provided pursuant to the provisions of this Article VIII shall be reduced by (i) any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss, net of any increased premiums or self retention payments related thereto, and (ii) the amount of any actual reduction in Taxes of an Indemnified Party or its Affiliates, which are attributable to such Losses and (b) Losses shall not include any specific liability or reserve to the extent accrued for on the Closing Date Balance Sheet (as finally determined in accordance with Section 2.2). Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Agreement shall be reduced to the extent that, taking into account the effect of the payment itself, the Indemnified Party actually realizes a Tax reduction attributable to a Loss; provided, that, if a Tax reduction has not been realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party incurs or pays any loss, the Indemnified Party shall thereafter make payments to the Indemnifying Party at the end of each subsequent taxable period to reflect the net Tax reductions subsequently realized by the Indemnified Party.
     (b) Notwithstanding anything to the contrary contained herein, in no event will any Seller be liable for and pay the Purchaser Protected Parties (i) under clause (a)(i) or (b)(i) of Section 8.3 on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 4.1, 4.2, 4.10 (but only the first sentence thereof), 4.20(b), 5.1 or 5.3 as to which this clause (i) shall not apply) or clause (b)(vi) of Section 8.3, in each case to the extent the aggregate Losses for Indemnity Claims under such Sections exceed fifteen percent (15%) of such Seller’s Pro-Rata Percentage of the Merger Consideration, (ii) with respect to Losses on account of any breach of any of the representations or warranties contained in Section 4.20(b) (but only the second and third sentences thereof) to the extent the aggregate Losses for Indemnity Claims under such Section exceed twenty five percent (25%) of such Seller’s Pro-Rata Percentage of the Merger Consideration, and (iii) with respect to Losses resulting from fraud by Target or any Seller or on account of any breach of any of the representations or warranties contained in Sections 4.1, 4.2, 4.10 (but only the first sentence thereof), 4.20(b) (but only the first sentence thereof), 5.1 or 5.3 to the extent the aggregate Losses for Indemnity Claims under such Sections, together with Indemnity Claims under clauses (i) and (ii) above, exceed such Seller’s Pro-Rata Percentage of the Merger Consideration; it being agreed that in no event will any Seller be liable for and pay the Purchaser Protected Parties in excess of such Seller’s Pro-Rata Percentage of the Merger Consideration.
     (c) Notwithstanding anything to the contrary contained herein, in no event will Purchaser be liable for and pay the Sellers, in the aggregate, (i) under clause (a) of Section 8.4 on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 6.1, 6.2, 6.4 or 6.15 as to which this clause (i) shall not apply) to the extent the aggregate Losses for Indemnity Claims under such Sections exceed fifteen percent (15%) of the Merger Consideration, (ii) with respect to Losses on account of any breach of any of the representations or warranties contained in Section 6.15 (but only the second and third sentences thereof) to the extent the aggregate Losses for Indemnity Claims under such Section exceed twenty five percent (25%) of the Merger Consideration, and (iii) with respect to Losses resulting from fraud by Purchaser or on account of any breach of any of the representations or warranties contained in Sections 6.1, 6.2, 6.4 or 6.15 (but only the first sentence thereof) to the extent the aggregate Losses for Indemnity Claims under such Sections, together with Indemnity Claims under clauses (i) and (ii) above, exceed the Merger Consideration; it being agreed that in no event will Purchaser be liable for and pay Sellers in excess of the Merger Consideration.
     (d) Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made under Section 8.3(a)(i) or 8.3(b)(i) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 4.1, 4.2, 5.1 or 5.3 as to which the Purchaser Deductible Amount shall not apply) or under Section 8.3(b)(vi) unless and until the Purchaser Protected Parties have incurred aggregate Losses for which the Purchaser Protected Parties are entitled to indemnification pursuant to this Agreement in excess of $300,000.00 in the aggregate (the “Purchaser Deductible Amount”) and then only to the extent that such aggregate amount of Losses exceeds the Purchaser Deductible Amount. Notwithstanding the generality of the immediately preceding sentence, no claim for indemnification that may be made under Section 8.3(b)(i) on account of any breach of the representations and warranties contained in Section 4.7 to the extent that such breach consists of a Liability which was not fully shown or provided for in the Closing Date Balance Sheet shall count towards the Purchaser Deductible Amount unless and until the Purchaser Protected Parties have incurred aggregate Losses on account of such breaches of Section 4.7 for which the Purchaser Protected Parties are entitled to indemnification pursuant to this Agreement in excess of the Remaining Basket in the aggregate and then only to the extent that such aggregate amount of Losses exceeds the Remaining Basket. The “Remaining Basket” shall mean the amount, if any, by which the Closing Net Asset Position is less negative than negative $1,013,640.
     (e) Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made under Section 8.4(a) on account of any breach of representations or warranties under this Agreement (except for a breach of any of the representations and warranties contained in Sections 6.1, 6.2 or 6.4 as to which the Seller Deductible Amount shall not apply) unless and until the Seller Protected Parties have incurred aggregate Losses for which the Seller Protected Parties are entitled to indemnification pursuant to this Agreement in excess of $300,000.00 in the aggregate (the “Seller Deductible Amount”) and then only to the extent that such aggregate amount of Losses exceeds the Seller Deductible Amount.
     8.7. Cooperation. Subject to the provisions of Section 8.8, a party or parties against whom an Indemnity Claim has been asserted (individually and collectively, “Indemnifying Party”) shall have the right, at its own expense, to participate in the defense of any action or proceeding brought by a third party which resulted in such Indemnity Claim, and if such right is exercised, the party or parties entitled to indemnification (individually and collectively, "Indemnified Party”) and the Indemnifying Party shall reasonably cooperate in the defense of such action or proceeding.
     8.8. Indemnification Procedure for Third Party Claims.
     (a) In the event that subsequent to the Closing Date any Indemnified Party becomes aware of any Claim or the commencement of any action or proceeding against such Indemnified Party by any Person who is not a party to this Agreement (including any Governmental Authority) (a “Third Party Claim”), as to which such Indemnified Party would be entitled to assert an Indemnity Claim, such Indemnified Party shall promptly give written notice thereof together with a statement of any available information regarding such Third Party Claim, including, to the extent known by such Indemnified Party, the alleged factual basis for the Third Party Claim and the Losses claimed and referring to the provision of this Agreement pursuant to which indemnification is sought (the “Notice of Claim”) to the Indemnifying Party promptly after learning of such Third Party Claim. Failure by the Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not affect the right of the Indemnified Party to obtain indemnification as a result of such Third Party Claim, except to the extent of any direct damages caused by such delay. If (i) the Indemnifying Party is any Seller and (A) such Third Party Claim does not seek injunctive or other equitable relief involving Purchaser or its Affiliates, (B) a Purchaser Protected Party’s insurance carrier does not require, as a condition to such Purchaser Protected Party’s eligibility to recover insurance proceeds on account of such Third Party Claim, that such carrier control the defense of any such Third Party Claim, (C) such Third Party Claim does not seek recourse which could reasonably be expected to adversely affect the ongoing business or operations (including customer, supplier or employee relationships) of a Purchaser Protected Party or any of its Affiliates (including their rights to use the Company Intellectual Property) or otherwise have a Material Adverse Effect, (D) the Agent can demonstrate that it has sufficient amounts which may be used in connection with such Third Party Claim to (I) defend such Third Party Claim, and (II) defend all other Third Party Claims then pending which the Agent is defending pursuant to this Section 8.8, and (E) the Indemnifying Party has acknowledged in writing to the Indemnified Party its unconditional obligation to indemnify the Indemnified Party for such Third Party Claim, or (ii) if the Indemnifying Party is Purchaser, then in any such case, except in the case of Claims described in Section 7.6(f), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen days of its receipt from the Indemnified Party of the Notice of Claim, to conduct at its expense the defense against such Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party’s approval, which approval shall not be unreasonably withheld or delayed.
     (b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 8.8(a), or if the Indemnifying Party does not have the right to defend such Third Party Claim pursuant to Section 8.8(a), then, except in the case of Claims described in Section 7.6(f), in either such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) shall be prohibited from compromising or settling the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Agent is prohibited from conducting the defense of a Third Party Claim solely because of the operation of clause (i)(E) of Section 8.8(a), then (i) the Agent shall have the right to assume the conduct of such defense upon its delivery of an acknowledgement in writing meeting the requirements of such clause (i)(E), and (ii) the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed.
     (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 8.8(a), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and such cooperation shall be at the expense of the Indemnifying Party. Without the prior written consent of the Indemnified Party, the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnifying Party’s behalf) will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to Liability or create any financial or other obligation on the part of any Indemnified Party for which such Indemnified Party is not entitled to be indemnified hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 8.8, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within fifteen days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum amount for which the Indemnifying Party shall be liable in connection with such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred up to the point such notice had been delivered. Failure at any time of the Indemnifying Party to diligently defend a Third Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of such Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section.
     (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnifying Party shall be obligated to indemnify the Indemnified Party, in each case subject to the Indemnifying Party’s right to appeal an appealable judgment or order.
     8.9. Nature of Other Liabilities. In the event any Indemnified Party should have an Indemnity Claim which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in detail the nature of the Indemnity Claim and the basis of the Indemnified Party’s request for indemnification and, if known by the Indemnified Party, a calculation of Losses attributable to such Indemnity Claim. If the Indemnifying Party does not notify the Indemnified Party within forty five (45) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Indemnity Claim, the Indemnity Claim specified by the Indemnified Party in the Indemnity Notice shall become the obligation of the Indemnifying Party.
     8.10. Intentionally Omitted
     8.11. Payment of Losses.
     (a) All Losses in respect of any Indemnity Claim payable by any Seller shall be paid, at such Seller’s option, either in cash or by such Seller delivering to Purchaser a number of shares of Purchaser Common Stock having a Current Value equal to the amount of such Losses. If any Losses owed by a Seller are not paid to Purchaser by one of the methods described in the first sentence of this Section 8.11(a) within ten (10) days of a final determination that such Losses are payable (as evidenced either by the agreement of Purchaser and the Agent, or by entry of a final, nonappealable order by a court of competent jurisdiction), such Seller shall be deemed to have forfeited, and Purchaser shall reduce, on its books and records and for all purposes, the number of shares of Purchaser Common Stock which are owned by such Seller by a number of shares of Purchaser Common Stock having a Current Value equal to such unpaid Losses.
     (b) All Losses in respect of any Indemnity Claim against Purchaser may be paid, at Purchaser’s option, either in cash or by Purchaser delivering to the applicable Seller a number of shares of Purchaser Common Stock having a Current Value as of the date such Indemnity Claim is payable equal to the amount of such Losses.
     8.12. Exclusive Remedy. Except with respect to any Claim based on actual fraud or seeking injunctive or other equitable relief for breach of this Agreement, the rights and obligations of the parties under this Article VIII shall be the sole and exclusive rights and obligations of the parties with respect to any breach of any representation, warranty, covenant or agreement in this Agreement and shall be in lieu of any other rights or remedies to which the party entitled to indemnification hereunder would otherwise be entitled as a result of such breach.
     8.13. Contract Intent and Construction; Avoidance of Ambiguity. The rights and remedies of any Person based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any Claim of any such inaccuracy, breach or indemnity is based may also be the subject matter of any representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy or breach. BY WAY OF EXAMPLE AND TO REFLECT THE INTENT, AGREEMENT AND UNDERSTANDING OF THE PARTIES, THE EXISTENCE OF ANY FACTS OR CIRCUMSTANCES WHICH WOULD CONSTITUTE A BREACH OF SECTION 4.7 WILL CONSTITUTE A BREACH OF SECTION 4.7 (AS TO WHICH PURCHASER MAY BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE VIII) EVEN THOUGH THE EXISTENCE OF SUCH FACTS OR CIRCUMSTANCES MIGHT NOT CONSTITUTE A BREACH OF A MORE SPECIFIC REPRESENTATION AND WARRANTY OR ANOTHER REPRESENTATION AND WARRANTY THAT IS QUALIFIED BY KNOWLEDGE OR OTHERWISE.
ARTICLE IX.
CONDITIONS TO CLOSING
     9.1. Conditions to Obligations of Purchaser and Merger Sub. All obligations of Purchaser and Merger Sub under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Purchaser:
     (a) Performance of Target’s and Sellers’ Obligations. Target and Sellers shall have delivered all documents and agreements described in Schedule 3.2 and Target and Sellers shall have otherwise performed in all respects all obligations required under this Agreement to be performed by them on or prior to the Closing Date.
     (b) Pending Proceedings. No action or proceeding shall be pending before any court or governmental authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (c) Closing Net Asset Position. The Closing Net Asset Position as shown on the Preliminary Balance Sheet must be no more negative than negative $1,200,000.
     (d) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders under Delaware Law.
     9.2. Conditions to Obligations of Target and Sellers. All obligations of Target and Sellers under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Target:
     (a) Performance of Purchaser’s and Merger Sub’s Obligations. Purchaser and Merger Sub shall have delivered all documents and agreements described in Schedule 3.3 and otherwise performed in all respects all obligations required under this Agreement to be performed by them on or prior to the Closing Date.
     (b) Pending Proceedings. No action or proceeding against Target shall be pending before any court or governmental authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (c) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders under Delaware Law.
ARTICLE X.
TERMINATION AND ABANDONMENT
     10.1. Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
     (a) by the mutual written consent of Purchaser and Target; or
     (b) by either party if the Closing does not occur on the date hereof.
     10.2. Procedure Upon Termination. In the event of termination of this Agreement by Target or Purchaser pursuant to this Article X, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement. The agreements set forth in Section 7.1, this Section 10.2, Article VIII and Article XI shall survive the termination of this Agreement.
ARTICLE XI.
MISCELLANEOUS.
     11.1. Right to Equitable Relief. In the event that any party fails to perform any of his, her or its obligations hereunder, the other parties shall have the right to require specific performance of the obligations not performed, and in the event that any party fails to honor any of the covenants set forth in this Agreement, the other parties shall have the right to obtain injunctive relief, without bond or other security, to enforce such obligations.
     11.2. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this transaction, including fees and expenses of its own financial or other consultants, accountants and counsel (such costs and expenses incurred by the Companies for the benefit of the Companies or Sellers, the “Transaction Expenses”).
     11.3. Entire Agreement. This Agreement (including the Schedules hereto) contains the entire agreement between the parties with respect to this transaction and supersedes all prior arrangements or understandings with respect thereto, written or oral. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement is sought. The waiver by or on behalf of any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     11.4. Benefit. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors, administrators or other personal representatives. Except as otherwise set forth in Sections 1.17, 7.4(d), and 7.5, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties and their respective successors in interest, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     11.5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing or by written telecommunication and will be deemed to be sufficient if (i) delivered personally or sent by registered or certified mail, postage prepaid, (ii) sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day or facsimile (provided that a copy is simultaneously sent by regular mail) or (iii) sent by overnight courier, to the persons and addresses listed on Schedule 11.5, or to such other persons and addresses as may be designated from time to time by the receiving party. Any such notices shall be deemed to have been given as of the date so personally delivered or transmitted by electronic mail or facsimile if receipt is confirmed, or one (1) day after sent by overnight courier or five (5) days after mailed.
     11.6. Further Assurances. After the Closing, the parties agree to execute all additional documents and take all actions reasonably needed to accomplish the purposes of this Agreement and to carry out the terms hereof.
     11.7. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF OR BASED ON ANY RIGHT ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT AGAINST ANY OF THE PARTIES ONLY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY OTHER STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO JURY TRIAL.
     11.8. Captions and Schedules. Paragraph titles or captions contained herein are inserted as a matter of convenience and are for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof. All Schedules referred to in this Agreement are incorporated herein and constitute a part of this Agreement. No information contained in the Schedules shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of applicable law or breach of any agreement. Disclosure of any item on any of the Schedules shall not constitute an admission that such item is required to be so disclosed.

     11.9. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
     11.10. Non-Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. Any attempted assignment or transfer hereof not permitted by the preceding sentence shall be in breach of this Agreement and shall be null and void and of no force or effect. Notwithstanding the foregoing, Purchaser shall have the unrestricted right to (a) assign any or all of its rights, remedies and obligations under this Agreement to any of its Affiliates, so long as Purchaser remains jointly and severally liable with such assignee for its obligations hereunder, and (b) collaterally assign its rights and remedies under this Agreement to any lender or lenders for Purchaser.
     11.11. Counterparts; Terms; Knowledge.
     (a) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
     (b) All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural or masculine or feminine shall include the other as the context may require. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof. The words “party” and “parties” shall refer, as applicable, to Target, Sellers and Purchaser. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied. The word “including” shall mean including without limitation.
     (c) All references to Target’s “knowledge”, or phrases of similar import, shall mean:
     (i) with respect to the representations and warranties contained in Sections 4.1, 4.9, 4.13 and 4.14, the knowledge of Randall Davis, Robert Edwards and Tim Walther;
     (ii) with respect to the representations and warranties contained in Sections 4.6, 4.11 and 4.23, the knowledge of Randall Davis, Robert Edwards, Tim Walther, Bill Rucker, Brent Davidson, Michael Cerick and Tom Wallace;
     (iii) with respect to the representations and warranties contained in Section 4.15, the knowledge of Randall Davis, Robert Edwards, Tim Walther, Bill Rucker, Brent Davidson, Michael Cerick and Sue Lang;

     (iv) with respect to the representations and warranties contained in Sections 4.8, 4.12,. 4.16, 4.18, 4.22 and 4.24, the knowledge of Randall Davis, Robert Edwards, Tim Walther and Sue Lang; and
     (v) with respect to the representations and warranties contained in Sections 4.20 and 4.21, the knowledge of Randall Davis, Robert Edwards, Tim Walther, Sunil Bhargava and Terry Low.
     (d) All references to Purchaser’s or Merger Sub’s “knowledge”, or phrases of similar import, shall mean the knowledge of Phillip J. Smith, Robert McCullen, Mark Iserloth, Jim Frainey and Larry Podmolik.
     11.12. Documentation. This Agreement was initially prepared by Purchaser’s legal counsel as a matter of convenience only, and has been thoroughly reviewed by Target, Sellers and their legal counsel and the input of Target, Sellers and their legal counsel was properly considered and, therefore, the parties acknowledge and agree that no interpretation will be made in favor of any of the parties or signatories with respect to this Agreement for the reason that such document was prepared by Purchaser’s legal counsel.
     11.13. Reliance Upon Representations and Warranties. The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of the Companies hereunder and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to fully rely upon the representations and warranties of Target contained in this Agreement and on the accuracy of any document, certificate or Schedule given or delivered to Purchaser pursuant to this Agreement. Further, knowledge by an agent of Purchaser of any facts so determined or determinable which are not otherwise disclosed in this Agreement or in any document, Schedule or certificate delivered to Purchaser pursuant to this Agreement shall not constitute a defense by Target or any Seller for any claim for loss or damage made by Purchaser against Target or any Seller for any misrepresentation, breach of warranty or breach of covenant made by Target or any Seller in this Agreement or in any such document, certificate or Schedule. The parties hereby acknowledge and agree that there are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth herein, and no representations or warranties of any kind or nature whatsoever, express or implied, including any representations or warranties with respect to any projections, predictions, forecasts, estimates or budgets previously made available to the Purchaser, its Affiliates or its representatives, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.
     11.14. Facsimile/Federal Express. This Agreement may be executed and delivered by facsimile, electronic mail and/or overnight courier, and the parties agree that the receipt of an executed facsimile copy or copy delivered by electronic transmission or overnight courier shall be deemed to be an original.
(SIGNATURES IN NEXT PAGES)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRUSTWAVE HOLDINGS, INC.		INTELLITACTICS INC.

By:	/s/ Mark Iserloth	By:	/s/ Randall Davis
	Mark Iserloth		Randall Davis
	Chief Financial Officer		Chief Executive Officer

AMBIRONTRUSTWAVE GOVERNMENT SOLUTIONS, INC.

By:	/s/ Phillip J. Smith
Phillip J. Smith
Executive Vice President
[Signature Page to Agreement and Plan of Merger and Reorganization]

PREFERRED STOCKHOLDERS: Lazard Technology Partners II LP By: LTP II LP Its: General Partner By: LTP II GenPar LLC Its: General Partner By: Lazard Alternative Investments LLC Its: Manager
By:	/s/ Kevin J. Burns
	Name:	Kevin J. Burns
	Title:	Managing Principal

[Signature Page to Agreement and Plan of Merger and Reorganization]

JMI Equity Fund IV, L.P. By: JMI Associates IV, LLC Its: General Partner
By:	/s/ Harry S. Gruner
	Name:	Harry S. Gruner
	Title:	Managing Member

JMI Equity Fund IV (AI), L.P. By: JMI Associates IV, LLC Its: General Partner
By:	/s/ Harry S. Gruner
	Name:	Harry S. Gruner
	Title:	Managing Member

JMI Euro Equity Fund IV, L.P. By: JMI Associates IV, LLC Its: General Partner
By:	/s/ Harry S. Gruner
	Name:	Harry S. Gruner
	Title:	Managing Member

JMI Equity Side Fund, L.P. By: JMI Side Associates, LLC Its: General Partner
By:	/s/ Harry S. Gruner
	Name:	Harry S. Gruner
	Title:	Managing Member

[Signature Page to Agreement and Plan of Merger and Reorganization]

JMI Incubator Fund, L.P. By: JMI Incubator Associates L.L.C. Its: General Partner
By:	/s/ Harry S. Gruner
	Name:	Harry S. Gruner
	Title:	Managing Member

JMI Incubator Fund (QP), L.P. By: JMI Incubator Associates L.L.C. Its: General Partner
By:	/s/ Harry S. Gruner
	Name:	Harry S. Gruner
	Title:	Managing Member

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A
Defined Terms
The following terms shall have the meanings as ascribed to them or referenced below:
Accounts Receivable shall have the meaning set forth in Section 4.6.
Affiliates shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.
Agent shall have the meaning set forth in Section 1.15.
Agreement shall have the meaning set forth in the Preamble.
AI shall have the meaning set forth in the Preamble.
Assumed Warrants shall have the meaning set forth in Section 1.12.
Balance Sheet shall have the meaning set forth in Section 4.5.
Balance Sheet Date shall have the meaning set forth in Section 4.5.
Bankruptcy Laws and Equitable Principles shall mean (i) laws, regulations, decrees, injunctions and Judgments of general application relating to bankruptcy, insolvency, reorganization, fraudulent transfer, the relief of debtors, and similar laws, regulations, decrees, injunctions and Judgments affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable principles and remedies and (iii) public policy.
Base Number shall have the meaning set forth in Section 1.5(a)(i).
Bonus Base Number shall have the meaning set forth in Section 1.17(e)(i).
Bonus Pro-Rata Percentage shall have the meaning set forth in Section 1.17(e)(ii).
Bonus Release shall have the meaning set forth in Section 1.17(a).
Bonus Strike Price shall have the meaning set forth in Section 1.17(e)(iii).
Books and Records shall have the meaning set forth in Section 4.4.
Business shall have the meaning set forth in the Recitals.
Canadian Employee Plans shall have the meaning set forth in Section 4.17(b).
Canadian Welfare Plan shall mean any medical health hospitalization, dental, insurance or other employee benefit or welfare plan, agreement or arrangement which IC sponsors, maintains or to which it makes, is making or is obligated to make contributions.

Certificate of Incorporation shall have the meaning set forth in Section 1.5(b)(i).
Change of Control shall mean the acquisition after the date hereof, directly or indirectly, including through a merger, consolidation or other acquisitive transaction, by any individual, entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than an individual, entity or group together with their Affiliates that owns Purchaser capital stock) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent 50% of the aggregate outstanding voting power of Purchaser or the aggregate outstanding stock of Purchaser; provided that an underwritten sale of common equity securities of Purchaser pursuant to an effective registration statement under the Securities Act of 1933 filed with the United States Securities and Exchange Commission shall not be deemed to be a Change of Control.
Claims shall mean all claims, complaints, charges, actions, suits, proceedings, disputes and investigations.
Closing shall have the meaning set forth in Section 3.1.
Closing Date shall have the meaning set forth in Section 3.1.
Closing Date Balance Sheet shall have the meaning set forth in Section 2.2(a).
Closing Net Asset Position shall have the meaning set forth in Section 2.3.
COBRA shall have the meaning set forth in Section 4.17(a).
Code shall mean the Internal Revenue Code of 1986, as amended.
Company or Companies shall have the meaning set forth in the Recitals.
Company Assets shall mean all of the assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, whether or not carried or reflected on the books and records of either Company which are owned by either Company or used by either Company in connection with the operation of the Business as currently conducted by the Companies including, without limitation, the Accounts Receivable, the Books and Records, the Company Intellectual Property and the Company Contracts.
Company Contract shall mean any Contract to which either Company is a party or by which either Company or the Company Assets are bound.
Company Intellectual Property shall have the meaning set forth in Section 4.20(b).
Company Registered Intellectual Property shall mean United States and foreign Patents, registered Trademarks and registered copyrights, and applications for each of the foregoing, that are registered or filed in the name of either Company in the patent, trademark, copyright or equivalent offices and agencies of the appropriate Governmental Authority.
Confidentiality Agreements shall have the meaning set forth in Schedule 3.2.

Contract shall mean any agreement, lease, license agreement (other than a license granted by a Governmental Authority), contract, consensual obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a provision hereof refers.
Covered Employees shall have the meaning set forth in Section 7.4(c).
Current Value, as of any date, shall mean the fair market value of a share of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) as of such date, determined as follows:
     (a) the average of the closing prices of the sales of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) on all securities exchanges on which such of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such of Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such Purchaser Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Current Value is being determined and the 20 consecutive business days prior to such day.
     (b) If at any time Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Value will be the fair value of such Purchaser Common Stock (or such amount of any securities into which a share of Purchaser Common Stock has been converted) as determined in good faith by the Board of Directors of Purchaser (the “Board”). If the Agent reasonably disagrees with such determination, the Agent shall deliver to the Board a written notice of objection within ten days after delivery of a notice of such determination. Upon receipt of the Agent’s written notice of objection, the Board and the Agent will negotiate in good faith to agree on such Current Value. If such agreement is not reached within 30 days after the delivery of the determination of the Board, Current Value shall be determined by an appraiser jointly selected by the Board and the Agent, which appraiser shall submit to the Board and the Agent a report within 30 days of its engagement setting forth such determination. If the parties are unable to agree on an appraiser within 45 days after delivery of the determination of the Board, within seven days, each party shall submit the names of four nationally recognized investment banking firms, and each party shall be entitled to strike two names from the other party’s list of firms, and the appraiser shall be selected by lot from the remaining four investment banking firms. The expenses of such appraiser shall be borne by the Agent unless the appraiser’s valuation is more than 10% greater than the amount determined by the Board, in which case, the expenses of the appraiser shall be borne by Purchaser. The determination of such appraiser as to Current Value shall be final and binding upon all parties.
Cut-Off Date shall have the meaning set forth in Section 8.1(b).
Defense Notice shall have the meaning set forth in Section 8.8(a).
Delaware Law shall have the meaning set forth in the Recitals.
Designated Books and Records shall have the meaning set forth in Section 4.4.
Designated Company Contract shall have the meaning set forth in Section 4.11(b).
Dissenting Shares shall have the meaning set forth in Section 1.13.
Effective Time shall have the meaning set forth in Section 3.1.
Employee Holders shall have the meaning set forth in the Recitals.
Employee Plans shall have the meaning set forth in Section 4.17(b).
Employee Rights shall have the meaning set forth in the Recitals.
Environmental Laws shall have the meaning set forth in Section 4.18.
Equity Fund shall have the meaning set forth in the Preamble.
ERISA shall have the meaning set forth in Section 4.17(a).
Euro shall have the meaning set forth in the Preamble.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Financial Statements shall have the meaning set forth in Section 4.5.
GAAP shall have the meaning set forth in Section 2.2(a).
Governmental Authority shall mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
Greenfield shall have the meaning set forth in Section 1.17(b).

Historical Statements shall have the meaning set forth in Section 4.5.
IC shall have the meaning set forth in the Recitals.
Immediate Family Member shall mean a spouse; natural or adoptive parent, child, or sibling; stepparent, stepchild, stepbrother, or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; grandparent or grandchild; and spouse of a grandparent or grandchild.
Incubator shall have the meaning set forth in the Preamble.
Indebtedness for Borrowed Funds shall mean, as to any Person, without duplication, (i) all obligations (whether interest, principal, fees, penalties or otherwise) of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under leases which are required by GAAP to be classified as capitalized leases, and (v) any of the foregoing guaranteed by such Person.
Indemnified Party shall have the meaning set forth in Section 8.7.
Indemnified Tax Statement shall have the meaning set forth in Section 7.6(a)(ii).
Indemnifying Party shall have the meaning set forth in Section 8.7.
Indemnity Claim shall mean a Claim for indemnification pursuant to Article VIII.
Indemnity Notice shall have the meaning set forth in Section 8.9.
Independent Accountant shall have the meaning set forth in Section 2.2(b).
Intellectual Property shall mean the Software and all other (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) proprietary rights in trade dress and packaging, and (vi) shop rights, mask works, copyrights, inventions, trade secrets, service marks, web sites, domain names and all other intellectual property rights, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement.
Interim Statements shall have the meaning set forth in Section 4.5.
Investor Rights Agreement Amendment shall have the meaning set forth in Schedule 3.2.
IRS shall mean the United States Internal Revenue Service.
Judgment means any order, decree, writ, injunction, award or judgment or any court or other Governmental Authority or any arbitrator.
Key Employee Plan shall mean the Intellitactics Inc. Key Employee Bonus Plan, dated on or about March 23, 2009.

Key Employee Warrant Agreements shall have the meaning set forth in Section 1.17(b).
Know-how shall mean specialized knowledge which is proprietary to the Company (including product knowledge and use and application knowledge), formulae, product formulations, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.
knowledge shall have the meaning set forth in Section 11.11(c) and (d).
Leased Real Property shall have the meaning set forth in Section 4.13.
Letter of Transmittal shall have the meaning set forth in Section 1.6(a).
Liability shall have the meaning set forth in Section 4.7.
Licenses shall have the meaning set forth in Section 4.21.
Liens shall mean all liens, Claims, options, charges, security interests, pledges, mortgages or other encumbrances whatsoever.
Losses shall have the meaning set forth in Section 8.3(a).
LPT II shall have the meaning set forth in the Preamble.
Made Available shall mean delivered to Purchaser, or posted (without having been removed) to the virtual data room hosted in a password protected section of the www.intralinks.com website, at least two days prior to the date of this Agreement.
Major Customer shall have the meaning set forth in Section 4.23.
Material Adverse Effect shall mean, with respect to any Person, any change, event or effect (collectively, a “Change”) that is materially adverse to the financial condition, net worth, assets, liabilities, personnel, business or operations of such Person and its subsidiaries, taken as a whole, or the ability of such Person to perform this Agreement excluding, in each case, any Change arising out of or resulting from (i) Changes in general legal, Tax, regulatory or business conditions that, in each case, generally affect the geographic regions or industries in which such Person conducts its business, including changes in the use, adoption or non-adoption of industry standards; (ii) Changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (iii) Changes in Rules or accounting regulations or principles or interpretations thereof; (iv) such Person’s actions taken, delayed or omitted to be taken in accordance with this Agreement or taken at the request or with the consent of the other party or any change, event or effect relating to any action taken (or any failure to take any action) by any other party hereto; (v) any Change that has been cured prior to the Closing; or (vi) the negotiation, announcement, pendency, execution or delivery of this Agreement or the other agreements to be entered into in connection herewith or the identity of the other parties hereto, including any termination of, denial of, reduction in, or similar negative impact on relationships, contractual or otherwise with any customers, suppliers, distributors, partners or employees of such Person.
Material Company Contract shall have the meaning set forth in Section 4.11(a).
Material Purchaser Contract shall have the meaning set forth in Section 6.13.
Merger shall have the meaning set forth in the Recitals.
Merger Consideration shall have the meaning set forth in Section 1.5(a)(ii).
Merger Payment shall have the meaning set forth in Section 1.5(a).
Merger Sub shall have the meaning set forth in the Preamble.
Newco shall have the meaning set forth in Section 1.18.
Notice shall have the meaning set forth in Section 2.2(b).
Notice of Claim shall have the meaning set forth in Section 8.8(a).
Organizational Documents shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the memorandum of association and articles of association of a Canadian corporation; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
Other Books and Records shall have the meaning set forth in Section 4.4.
Patents shall mean all applications for and the right to make applications for Letters Patent in the United States and all other countries, all Letters Patents that issue therefrom and all reissues, extensions, renewals, divisional applications and continuations (including continuations-in-part) thereof, for the full term thereof.
Permitted Liens shall mean the Liens set forth on the attached Schedule C and any Taxes that are, to the extent set forth in Schedule 4.9, being contested by appropriate proceedings.
Person shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.
Personal Property Leases shall mean all Contacts pursuant to which either Company leases or subleases tangible personal property from another Person.
Preferred Certificates shall have the meaning set forth in Section 1.6(a).

Preliminary Balance Sheet shall mean the preliminary balance sheet reflecting an estimate of the Closing Net Asset Position attached hereto as Exhibit P.
Preliminary Base Number shall mean 700,000.
Preliminary Bonus Base Number shall have the meaning set forth in Section 1.17(e)(iv).
Preliminary Seller Base Number shall mean the Preliminary Base Number multiplied by 90%.
Pro-Rata Percentage shall have the meaning set forth in Section 1.5(a)(iii).
Purchaser shall have the meaning set forth in the Preamble.
Purchaser Balance Sheet shall have the meaning set forth in Section 6.5.
Purchaser Capital Transaction shall mean (A) the sale, exchange or other disposition of all or substantially all of the assets of Purchaser (or any successor to Purchaser) in one or a series of related transactions in exchange for cash, debt or equity securities of an entity which is subject to Section 13 of the Exchange Act or a combination of cash and such securities, (B) any Change of Control pursuant to which shares of Purchaser Common Stock (or any other securities into which the Purchaser Common Stock has been converted) are converted into, exchanged for or purchased for cash, debt or equity securities of an entity which is subject to Section 13 of the Exchange Act or a combination of cash and such securities, or (C) Purchaser (or any Person who acquires all or substantially all of Purchaser’s assets or all or substantially all of the Purchaser Common Stock, in either such case in exchange for securities of such Person or any successor to Purchaser by merger) becoming subject to Section 13 of the Exchange Act. For purposes of this definition, the phrase “other disposition” includes a taking of all or substantially all of a property by eminent domain or the damage or destruction of all or substantially all of such property or any transaction not in the ordinary course of business which results in the Purchaser’s receipt of cash or other consideration including condemnations, recoveries of damage awards and insurance proceeds.
Purchaser Class B Common Stock shall have the meaning set forth in Section 6.4(a).
Purchaser Common Stock shall have the meaning set forth in the Recitals.
Purchaser Deductible Amount shall have the meaning set forth in Section 8.6(d).
Purchaser Financial Statements shall have the meaning set forth in Section 6.5.
Purchaser Historical Statements shall have the meaning set forth in Section 6.5.
Purchaser Intellectual Property shall have the meaning set forth in Section 6.15.
Purchaser Interim Statements shall have the meaning set forth in Section 6.5.
Purchaser Investor Rights Agreement shall mean that certain Investor Rights Agreement, dated as of March 14, 2005, among Purchaser and certain of its stockholders, as amended.

Purchaser Prepared Return shall have the meaning set forth in Section 7.6(a)(i).
Purchaser Protected Parties shall have the meaning set forth in Section 8.3(a).
Purchaser Related Party shall have the meaning set forth in Section 6.11.
Purchaser Stockholder Agreement shall mean that certain Stockholders’ Agreement, dated as of March 14, 2005, among Purchaser and its stockholders, as amended.
Purchaser Stock Option Plan shall mean the TrustWave Holdings, Inc. Stock Incentive Plan, as amended from time to time.
Purchaser Warrants shall have the meaning set forth in Section 6.4(c).
QP shall have the meaning set forth in the Preamble.
Real Property Leases shall have the meaning set forth in Section 4.13.
Related Party shall have the meaning set forth in Section 4.24.
Remaining Basket shall have the meaning set forth in Section 8.6(d).
Reserves shall have the meaning set forth in Section 4.6.
Restrictive Covenant Agreements shall have the meaning set forth in Schedule 3.2.
Rules shall have the meaning set forth in Section 4.12.
Securities Act shall have the meaning set forth in Section 5.6.
Seller or Sellers shall have the meaning set forth in the Preamble.
Seller Base Number shall have the meaning set forth in Section 1.5(a)(iv).
Seller Deductible Amount shall have the meaning set forth in Section 8.6(e).
Seller Protected Parties shall have the meaning set forth in Section 8.4.
Shrink-Wrap Software shall have the meaning set forth in Section 4.20(b).
Side Fund shall have the meaning set forth in the Preamble.
Software shall mean the software and related items listed on the attached Schedule D.
Special Bonus Pro-Rata Percentage shall have the meaning set forth in Section 1.17(e)(v).
Stockholder or Stockholders shall have the meaning set forth in the Recitals.
Stockholders Agreement Amendment shall have the meaning set forth in Schedule 3.2.

Stockholders Consent shall have the meaning set forth in Section 7.2.
Stock Power shall have the meaning set forth in Section 1.5(b).
Surviving Corporation shall have the meaning set forth in Section 1.1.
Target shall have the meaning set forth in the Preamble.
Target Capital Stock shall have the meaning set forth in Section 1.5(b)(ii).
Target Common Stock shall have the meaning set forth in Section 1.5(b)(iii).
Target Preferred Stock shall have the meaning set forth in Section 1.5(b)(iv).
Target Series B Preferred Stock shall have the meaning set forth in Section 1.5(b)(v).
Target Series C Preferred Stock shall have the meaning set forth in Section 1.5(b)(vi).
Target Series D Preferred Stock shall have the meaning set forth in Section 1.5(b)(vii).
Target Series E Preferred Stock shall have the meaning set forth in Section 1.5(b)(viii).
Target Series F Preferred Stock shall have the meaning set forth in Section 1.5(b)(ix).
Target Series G Preferred Stock shall have the meaning set forth in Section 1.5(b)(x).
Target Stock Option Plan shall have the meaning set forth in Section 4.1(d).
Tax or Taxes shall mean any and all taxes imposed of any nature (whether federal, provincial, state, county, local or foreign) including income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment-related tax (including employee withholding or employer payroll tax, FICA or FUTA), Canada Pension Plan and Provincial pension plan contributions, real or personal property tax or ad valorem tax, sales or use tax (including HST), excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, transfer tax, capital stock tax, license or customs duty, unemployment tax and insurer contributions, disability insurance, registration taxes, estimated taxes, installments of taxes, escheat, premiums tax or occupation tax, together with any charges, interest or any penalty, addition to tax or additional assessment or other amount imposed by any Taxing Authority responsible for the imposition of any such tax.
Tax Arbitrator shall have the meaning set forth in Section 7.6(a)(iii).
Tax Return shall mean any return, declaration, report, claim for refund, information return or statement in connection with the determination of or liability for any Tax that is required to be filed or which is actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
Tax Statement Dispute shall have the meaning set forth in Section 7.6(a)(iii).

Taxing Authority shall mean any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.
Third Party Claim shall have the meaning set forth in Section 8.8(a).
Trademarks shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the Business.
Trade Names shall mean (i) trade names, (ii) brand names, and (iii) logos and all other names and slogans used in the Business.
Transaction Expenses shall have the meaning set forth in Section 11.2.
Transfer shall have the meaning set forth in Section 1.16.
Treasury Regulations shall mean all proposed, temporary and final regulations promulgated under the Code.
True-Up Date shall have the meaning set forth in Section 2.1.
US Employee Plans shall have the meaning set forth in Section 4.17(a).
Warrants shall have the meaning set forth in Section 4.1(g).

EXHIBIT B
Certificate of Merger

EXHIBIT C
[Intentionally Omitted]

A-1

EXHIBIT D
Stock Power
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto TrustWave Holdings, Inc., a Delaware corporation, (a) _______ shares of Common Stock, par value $_______ per share, represented by Certificate No. __; (b) _______ shares of Series B Preferred Stock, par value $_______ per share, represented by Certificate No. __; (c) _______ shares of Series C Preferred Stock, par value $_______ per share, represented by Certificate No. __; (d) _______ shares of Series D Preferred Stock, par value $_______ per share, represented by Certificate No. __; (e) _______ shares of Series E Preferred Stock, par value $_______ per share, represented by Certificate No. __; (f) _______ shares of Series F Preferred Stock, par value $_______ per share, represented by Certificate No. __; and (g) _______ shares of Series G Preferred Stock, par value $_______ per share, represented by Certificate No. __, in each case of Intellitactics Inc., a Delaware corporation, and does hereby constitute and appoint Phillip J. Smith attorney to transfer such stock on the books of such corporation with full power of substitution.
     Executed this ___ day of ___________, 2010.

Name:
(Please Print)

(Signature)

(Title)

Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or any other person acting in a fiduciary capacity, set forth full title in such capacity.

EXHIBIT E
FORM OF
LETTER OF TRANSMITTAL
TO ACCOMPANY CERTIFICATE(S) FOR SHARES OF TARGET STOCK
     Reference is made to that certain AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”), made as of March __, 2010, by and among TrustWave Holdings, Inc., a Delaware corporation (“Purchaser”), AmbironTrustWave Government Solutions, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Intellitactics Inc., a Delaware corporation (“Target”), and certain stockholders and employees of Target, including the undersigned. All capitalized terms used in this Letter of Transmittal which are not defined herein shall have the respective meanings assigned to them in the Agreement.
     This Letter of Transmittal is to accompany certificates for shares of Target Capital Stock to receive shares of Purchaser Common Stock in connection with the Merger.
TrustWave Holdings, Inc.
70 West Madison Street, Suite 1050
Chicago, Illinois 60602
Attn: Chief Executive Officer
DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.
PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

Total Number and Type of
Name and Address of Registered Holder	Certificate Number	Shares Represented by Certificate

Ladies and Gentlemen:
     In connection with the Merger, the undersigned hereby submits the certificate(s) for the shares of Target Capital Stock listed above. Delivery of the enclosed certificates shall be effected, and risk of loss of and title to such certificates shall pass, only upon delivery thereof to you.

     It is understood that this Letter of Transmittal is subject to (i) the terms of the Agreement, a conformed copy of which has been delivered to the undersigned, and (ii) the accompanying Instructions.
     The undersigned will, upon request, execute any additional documents Purchaser considers necessary or desirable to complete the surrender of such shares.
     Unless otherwise indicated under Special Instructions below, please issue the shares of Purchaser Common Stock issuable in exchange for the Target Capital Stock represented by the certificates submitted hereby in the name of the registered holder(s) of such Target Capital Stock. Similarly, unless otherwise indicated under Special Delivery Instructions, please mail the certificates the shares of Purchaser Common Stock issuable in exchange for the Target Capital Stock represented by the certificates submitted hereby to the registered holder(s) of the Target Capital Stock at the address or addresses shown above.
SPECIAL INSTRUCTIONS
If the shares of Purchaser Common Stock are to be issued in the name of someone other than the registered holder(s) of the Target Capital Stock, please complete the following with respect to the person or persons in whose names such shares of Purchaser Common Stock are to be issued:

Name:
(Please Print)

Address:
(Please Print)

(Including Zip Code)

(Tax Identification or Social Security Number)

SPECIAL DELIVERY INSTRUCTIONS
If the shares of Purchaser Common Stock are to be issued to the registered holder(s) of Target Capital Stock, but are to be sent to someone other than the registered holder(s) or to an address other than the address of the registered holder(s) set forth above, please complete the following:

Name:
(Please Print)

Address:
(Please Print)

(Including Zip Code)
SIGN HERE

Name:
(Please Print)

(Signature)

Name:
(Please Print)

(Signature)
Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or any other person acting in a fiduciary capacity, set forth full title in such capacity.

EXHIBIT F
Form of Bonus Release

EXHIBIT G
Form of Key Employee Warrant Agreement

EXHIBIT H
[Intentionally Omitted]

EXHIBIT I
Form of Stockholders Agreement Amendment

EXHIBIT J
Form of Investors Rights Agreement Amendment

EXHIBIT K
Form of Confidentiality Agreement

EXHIBIT L
Form of Restrictive Covenant Agreement

EXHIBIT M
Form of General Release
RELEASE AND COVENANT NOT TO SUE
     This Release and Covenant Not to Sue is delivered by the undersigned (“Releasor”) to TrustWave Holdings, Inc., a Delaware corporation (“Purchaser”), in connection with the Agreement referred to below.
     Releasor acknowledges and agrees that:
(a)	On the date hereof, AmbironTrustWave Government Solutions, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), is being merged into Intellitactics Inc., a Delaware corporation (“Target”), as a result of which Target shall become a wholly-owned subsidiary of Purchaser, pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Agreement”), made as of March __, 2010, by and among Purchaser, Merger Sub, Target and certain stockholders of Target;

(b)	All capitalized terms used in this Release and Covenant Not to Sue which are not defined herein shall have the respective meanings assigned to them in the Agreement;

(c)	Nothing contained in this Release and Covenant Not to Sue shall be deemed to supersede any of the covenants, agreements, representations or warranties made in the Agreement; and

(d)	The execution and delivery of this Release and Covenant Not to Sue is a condition to the consummation by Purchaser of the transactions contemplated by the Agreement.
     NOW, THEREFORE, for good and valuable consideration (including, without limitation, the payment to Releasor of his, her or its share of the Merger Consideration), the receipt and sufficiency of which are hereby acknowledged):
     1. Releasor, for himself, herself or itself, his, her or its Affiliates and each of the respective heirs, executors, beneficiaries, officers, directors, employees, agents, successors, assigns and personal representatives of Releasor and his, her or its Affiliates (all of the foregoing persons other than Releasor are sometimes referred to herein collectively as the “Derivative Claimants”), knowingly and voluntarily, hereby unconditionally and irrevocably releases, waives and forever discharges (collectively, the “Release”) Purchaser, Merger Sub, each of their respective Affiliates (including Target), and each of their respective successors, assigns, directors, officers, shareholders, managers, members, partners, employees and agents (collectively, “Released Parties”) from any and all claims, demands, damages, liabilities, obligations, manner of actions, causes, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, trespasses, judgments and executions, whatsoever, in law or in equity (collectively, “Claims”) of any kind, nature or description whatever, whether known or unknown (and if unknown, regardless of whether knowledge of the same may have affected the decision to make this Release), which now exist or which may hereafter arise based on any fact or circumstance arising or occurring on or at any time prior to the date hereof related to (i) the Releasor’s ownership of capital stock in the Target, (ii) the business or operations of the Target, or (iii) the acquisition of all of the capital stock in the Target and Employee Rights owned by Releasor pursuant to the transactions contemplated by the Agreement, except that the Release shall not apply to (a) the right of Releasor to enforce the provisions of this Agreement and (b) any rights of individual Affiliates of Releasor who are employees or directors of Target with respect to compensation and benefits or the right to receive indemnification (subject to Section 7.5 of the Agreement), in each case arising from their employment with Target or service as a director on Target’s board of directors.
     2. In furtherance (but not in limitation) of the foregoing, Releasor also agrees on behalf of himself, herself or itself and the Derivative Claimants not to sue or prosecute any action against any of the Released Parties with respect to any of the matters within the scope of this Release and agrees to defend, hold harmless and indemnify each of the Released Parties from, against and with respect to any such suit or prosecution in contravention of this paragraph and all reasonable costs or expenses (including attorneys’ fees and expenses) which any of the Released Parties may pay or incur in connection therewith.
     3. Releasor represents and warrants that he, she or it has the full power and authority to enter into this Release and Covenant Not to Sue and by doing so to bind himself, herself or itself and the Derivative Claimants to the provisions hereof, and that he, she or it has not heretofore assigned or transferred to any person or entity any claim or claims against the Released Parties.
     4. This instrument contains the entire agreement between Releasor and the Released Parties with respect to the subject matter hereof, and supersedes and cancels all previous agreements, commitments and writings with respect to such subject matter. This instrument shall be construed as a whole and not strictly for or against any of the Released Parties. This instrument binds the administrators, representatives, successors and assigns of Releasor and the Derivative Claimants and will inure to the benefit of all Released Parties and their heirs, administrators, representatives, executors, successors and assigns.
     5. Releasor acknowledges that he, she or it (a) has read this Release and Covenant Not to Sue; (b) understands that this Release and Covenant Not to Sue constitutes a Release of Claims; (c) has been fully advised in the premises by his own legal counsel of his, her or its choosing; (d) intends and expects to be bound personally and legally by this document; and (e) fully understands that he, she or it cannot make any further Claims with respect to any of the matters within the scope of this Release or seek any further recovery by reason of any Claims with respect to any of the matters within the scope of this Release subsequent to the date hereof.
     6. This Release and Covenant Not to Sue shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Release and Covenant Not to Sue shall be governed by, the laws of the State of Delaware, without giving effect to the provisions thereof regarding conflict of laws.

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     Executed as of this ___ day ____________, 2010.

RELEASOR:

EXHIBIT N
Form of Opinion of Counsel to Target

EXHIBIT O
Form of Opinion of Counsel to Purchaser

EXHIBIT P
Preliminary Balance Sheet

EXHIBIT Q
Standard Warranty Terms

SCHEDULE 3.2
TARGET’S DELIVERIES
1.	Preferred Certificates and Letters of Transmittal. All of the Preferred Certificates, accompanied by duly completed and validly executed Letters of Transmittal and Stock Powers.

2.	Bonus Releases. A Bonus Release, duly executed by each Employee Holder.

3.	Option Cancellations. Evidence reasonably satisfactory to Purchaser that all of the options listed in Schedule 4.1(e) have been cancelled.

4.	Warrant Cancellations. Evidence reasonably satisfactory to Purchaser that all of the Warrants (other than the Assumed Warrants) have been cancelled.

5.	Amendment to Stockholders Agreement. An Amendment to Stockholders Agreement, substantially in the form attached hereto as Exhibit I (the “Stockholders Agreement Amendment”), duly executed by each Seller.

6.	Amendment to Investor Rights Agreement. An Amendment to Investor Rights Agreement, substantially in the form attached hereto as Exhibit J (the “Investor Rights Agreement Amendment”), duly executed by each Seller.

7.	IP Transfer. Evidence reasonably satisfactory to Purchaser that the transfer of Company Intellectual Property contemplated by Section 1.17 has occurred.

8.	Confidentiality Agreements. An Employment, Confidentiality and Assignment Agreement in substantially the form attached hereto as Exhibit K (the “Confidentiality Agreements”), duly executed by each Covered Employee listed on the attached Schedule 3.2-1.

9.	Restrictive Covenant Agreements. Restrictive Covenant Agreements, in substantially the form attached hereto as Exhibit L (the “Restrictive Covenant Agreements”), duly executed by each Seller.

10.	Releases. A General Release and Covenant Not to Sue substantially in the form attached hereto as Exhibit M, duly executed by each Seller.

11.	Bank Documents. Signature and authorization cards for the bank accounts set forth on Schedule 4.29.

12.	Corporate Books and Records. The minute books, stock records and corporate seal of each Company.

13.	Employee Plan Resolutions. Resolutions terminating certain Employee Plans as contemplated by Section 7.4(b).

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14.	Merger Documents. The Certificate of Merger and the other documents referred to in Section 1.5, duly executed by Target.

15.	Organizational Documents. Copies of the Organizational Documents of Target certified by the Secretary of State of the State of Delaware no earlier than twenty (20) days prior to the Closing Date, or the Secretary of Target as of the Closing Date, as appropriate and copies of the Organizational Documents of IC certified by the Secretary of State of the Province of Ontario no earlier than twenty (20) days prior to the Closing Date, or the Secretary of IC as of the Closing Date, as appropriate.

16.	Good Standing Certificates. (i) Good standing certificates for the Target, issued no earlier than twenty (20) days prior to the Closing Date, by the Secretary of State of each jurisdiction in which the Target is either organized or qualified or licensed to do business and (ii) Certificate of Status for IC issued no earlier than twenty (20) days prior to the Closing Date, by the Director of the Ministry of Government Services of Ontario.

17.	Resolutions. A copy of directors’ and stockholders’ resolutions for Target, certified as of the Closing Date by Target’s secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, approving the Merger and authorizing the execution and delivery by Target of this Agreement and the performance by Target of the transactions contemplated hereby.

18.	Incumbency Certificates. Incumbency certificates from the officers of Target authorized to execute and deliver on behalf of Target this Agreement.

19.	Resignations. Written resignations, in form and substance satisfactory to Purchaser, effective as of the Closing Date, of (a) all of the directors of each Company, (b) all of the officers of each Company, and (c) if requested by Purchaser, trustees and administrators of any Employee Plan; provided that each written resignation of a director or officer of each Company shall provide such individual’s acknowledgement that such individual’s rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time pursuant to the Organizational Documents of either Company, or any director indemnification agreement to which such individual and either Company are parties, are subject to the terms and conditions set forth in Section 7.5(b).

20.	Approvals. All required consents, waivers, authorizations and approvals, if any, from Governmental Authorities or any other Person in connection with the execution, delivery and performance by Target of this Agreement and the transactions contemplated hereby.

21.	Search Results. Copies of Uniform Commercial Code financing statement, judgment, tax lien and pending litigation searches for each Company where such searches are customarily performed, in form and substance reasonably satisfactory to Purchaser, and dated no earlier than 45 days prior to the Closing Date.

22.	Payoff Letters. Letters from any financial institution or other Person, if applicable, setting forth, as of the Closing Date, the amount of principal and interest necessary to pay in full all Indebtedness for Borrowed Funds of each Company to such Person or any other amounts requiring payment to release Liens other than Permitted Liens.

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23.	UCC Releases. UCC termination statements releasing each of the Liens upon the Company Assets other than Permitted Liens.

24.	Landlord Estoppel. For each of the Real Property Leases, a landlord’s estoppel certificate and consent to assignment in form and substance satisfactory to Purchaser from the applicable landlord.

25.	FIRPTA Certificate. The Purchaser shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, which states that shares of Target capital stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulations Section 1.1445-2(c)(3) and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Purchaser to deliver such notice form to the Internal Revenue Service on behalf of Target.

26.	Opinion of Target’s Counsel. An opinion of Morrison & Foerster LLP, counsel to Target, addressed to Purchaser dated the Closing Date and in the form attached hereto as Exhibit N.

27.	Additional Agreements. All such other documents and instruments as Purchaser or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

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SCHEDULE 3.3
PURCHASER’S DELIVERIES
1.	Certificates. Certificates evidencing the Purchaser Common Stock deliverable to Sellers pursuant to Section 1.6(a).

2.	Amendment to Stockholders Agreement. The Stockholders Agreement Amendment, duly executed by Purchaser and the number of stockholders of Purchaser required to make such Stockholders Agreement Amendment effective.

3.	Amendment to Investor Rights Agreement. The Investor Rights Agreement Amendment, duly executed by Purchaser and the number of stockholders of Purchaser required to make such Investor Rights Agreement Amendment effective.

4.	Confidentiality Agreements. The Confidentiality Agreements, duly executed by Purchaser.

5.	Organizational Documents. Copies of the Organizational Documents of Purchaser certified by the Secretary of State of the State of Delaware no earlier than twenty (20) days prior to the Closing Date, or the Secretary of Target as of the Closing Date, as appropriate.

6.	Resolutions. A copy of directors’ resolutions for Purchaser, certified as of the Closing Date by Purchaser’s secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, approving the Merger and authorizing the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby.

7.	Incumbency Certificates. Incumbency certificates from the officers of Purchaser authorized to execute and deliver on behalf of Purchaser this Agreement.

8.	Opinion of Purchaser’s Counsel. An opinion of Kaye Scholer LLP, counsel to Purchaser, addressed to Target dated the Closing Date and in the form attached hereto as Exhibit O.

9.	Additional Agreements. All such other documents and instruments as Target or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

10.	Organizational Documents of Merger Sub. Copies of the Organizational Documents of Merger Sub certified by the Secretary of State of the State of Delaware no earlier than twenty (20) days prior to the Closing Date, or the Secretary of Merger Sub as of the Closing Date, as appropriate.

11.	Resolutions of Merger Sub. A copy of directors’ and stockholders’ resolutions for Merger Sub, certified as of the Closing Date by Merger Sub’s secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, approving the Merger and authorizing the execution and delivery by

Merger Sub of this Agreement and the performance by Merger Sub of the transactions contemplated hereby.

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SCHEDULE 11.5
NOTICE ADDRESSES
(a)	If to Purchaser (or Target following the Closing):
TrustWave Holdings, Inc.
70 West Madison Street, Suite 1050
Chicago, Illinois 60602
Attn: Chief Executive Officer
FAX: (312) 669-1234
With a copy to:
Kaye Scholer LLP
70 West Madison Street, Suite 4100
Chicago, Illinois 60602
Attn: Eric R. Decator, Esq.
FAX: (312) 583-2541
(b)	If to Target (prior to the Closing):
Intellitactics Inc.
1800 Alexander Bell Drive, Suite 500
Reston, Virginia 20191
Attention: Chief Executive Officer
FAX: (703) 620-3850
With a copy to:
Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attn: Charles W. Katz, Esq.
FAX: (703) 760-7319
(c)	If to the Agent or any Seller:
JMI Associates IV, LLC
c/o JMI Management, Inc.
1119 St. Paul Street
Baltimore, MD 21202
FAX: (410) 385-2641
With a copy to:
Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attn: Charles W. Katz, Esq.
FAX: (703) 760-7319